AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON June 28, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

               PRE-EFFECTIVE AMENDMENT #1 TO FORM SB-2 #333-91106
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                       STOCKGROUP INFORMATION SYSTEMS INC.
             (Exact Name of Registrant as Specified in Its Charter)

           COLORADO                                  6282                                84-1379282
(State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
Incorporation or Organization)               Classification Code)                  Identification Number)

                       SUITE 500 - 750 WEST PENDER STREET
           VANCOUVER, BRITISH COLUMBIA, CANADA V6C 2T7 (604) 331-0995
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                                  DEVLIN JENSEN
                            BARRISTERS AND SOLICITORS
                         2550 - 555 WEST HASTINGS STREET
                          VANCOUVER, BC, CANADA V6B 4N5
                                 (604) 684-2550
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   ----------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

                                   ----------

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462 to Rule 426(b) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                             Proposed Maximum                                     Amount of
Title Of Each Class Of Securities   Number of Shares To Be   Offering Price Per       Proposed Maximum            Registration
To Be Registered                    Registered               Share                    Aggregate Offering Price    Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock,
no par share                        5,709,827(1)             $ 0.19(2)                $  1,084,867.13             $99.81
------------------------------------------------------------------------------------------------------------------------------

(1) The amount shown above represents 2,051,000 shares and 2,000,000 shares underlying warrants issued pursuant to a private placement, 608,827 shares issued pursuant to conversion of certain convertible debentures, 800,000 shares underlying warrants issued pursuant to a convertible debenture agreement, and 250,000 shares underlying warrants issued to a management consultant.

(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933.

(3) $24.63 of the registration fee above relates to 1,408,827 shares which have been carried forward from Form SB-2 #333-7296, as amended, and has been paid in connection thereto.

                   Subject to completion, dated June 28, 2002

PROSPECTUS

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                       STOCKGROUP INFORMATION SYSTEMS INC.

                                5,709,827 SHARES

                                  COMMON STOCK

                                   ----------

We have prepared this prospectus to allow certain selling shareholders, or their pledgees, donees, transferees or other successors in interest, to use a "shelf" registration process to sell up to 5,709,827 shares of our common stock which they have acquired upon conversion of convertible debentures, in a private placement, or will acquire upon exercise of warrants.

With the exception of the shares underlying 3,050,000 warrants, all shares have been issued and are outstanding. We will receive no proceeds from the sale of these shares, other than proceeds, if any, from the exercise of the warrants.

Our common stock is listed on the O-T-C Bulletin Board under the symbol "SWEB." On June 24, 2002, the closing price of our common stock was $0.18 per share.

                                   ----------

           See "Risk Factors" beginning on page 9 for a discussion of material issues to consider before purchasing our common stock.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is June 28, 2002.

                                TABLE OF CONTENTS

TABLE OF CONTENTS...........................................................................4
PROSPECTUS SUMMARY..........................................................................6
SUMMARY FINANCIAL DATA......................................................................7
RISK FACTORS................................................................................8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................................10
USE OF PROCEEDS............................................................................12
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY............................................12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......13
   RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2001............13
   RESULTS OF OPERATIONS - FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000.....15
   RESULTS OF OPERATIONS - FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999.....18
   LIQUIDITY AND CAPITAL RESOURCES.........................................................21
   CORPORATE DEVELOPMENTS..................................................................22
BUSINESS...................................................................................25
   GENERAL.................................................................................25
   CORPORATE BACKGROUND....................................................................25
   PRODUCTS AND SERVICES...................................................................26
   EMPLOYEES...............................................................................29
   REGULATORY ISSUES.......................................................................29
   SUBSIDIARIES............................................................................29
   RESEARCH AND DEVELOPMENT................................................................30
   INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND DOMAIN NAMES..............................30
   LEASEHOLD...............................................................................30
   EQUIPMENT...............................................................................30
   LEGAL PROCEEDINGS.......................................................................30
MANAGEMENT.................................................................................32
   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS............................32
   EXECUTIVE COMPENSATION..................................................................34
   AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES........35
SELLING SHAREHOLDERS.......................................................................37
PRINCIPAL SHAREHOLDERS.....................................................................41
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................41
   SECURITY OWNERSHIP OF MANAGEMENT........................................................44
DESCRIPTION OF CAPITAL STOCK...............................................................45
   COMMON STOCK............................................................................45
   PREFERRED STOCK.........................................................................46
   CONVERTIBLE DEBENTURES, NOTES AND WARRANTS..............................................46
   ANTITAKEOVER EFFECTS OF COLORADO LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS.......49
   LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS.....................................50
   TRANSFER AGENT AND REGISTRAR............................................................51
   SHARES ELIGIBLE FOR FUTURE SALE.........................................................51
PLAN OF DISTRIBUTION.......................................................................51
LEGAL MATTERS..............................................................................52
EXPERTS....................................................................................52
WHERE YOU CAN FIND ADDITIONAL INFORMATION..................................................53
UNAUDITED FINANCIAL STATEMENTS FOR THE QUARTERS ENDED MARCH 31, 2002 AND 2001..............54
   CONSOLIDATED BALANCE SHEETS.............................................................54
   CONSOLIDATED STATEMENTS OF OPERATIONS...................................................55
   CONSOLIDATED STATEMENTS OF CASH FLOWS...................................................56
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................................57
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000........................63
   CONSOLIDATED BALANCE SHEETS.............................................................64
   CONSOLIDATED STATEMENTS OF OPERATIONS...................................................65
   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)............................66

   CONSOLIDATED STATEMENTS OF CASH FLOWS...................................................67
   NOTES TO FINANCIAL STATEMENTS - YEAR ENDED DECEMBER 31, 2001............................68
PROSPECTUS.................................................................................93
   ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS......................................93
   ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION....................................96
   ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES........................................97
   ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES....................................100
EXHIBIT INDEX.............................................................................100
   ITEM 28. UNDERTAKINGS..................................................................101
SIGNATURES................................................................................103

                               PROSPECTUS SUMMARY

This summary provides a brief overview of key aspects of this offering and our company. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and our financial statements and the related notes, before making an investment decision regarding our common stock. References herein to "we", "us", "our", "Company" or "Stockgroup" refer to Stockgroup Information Systems Inc. and its subsidiaries.

Stockgroup is a financial media and technology company which provides a wide range of financial information services including Financial Software and Content Systems, and Public Company Disclosure and Awareness Products. A full description of the company may be found elsewhere in this prospectus under the heading: Business.

In addition to our corporate headquarters at Suite 500 - 750 West Pender Street, Vancouver, British Columbia, Canada V6C 2T7, we have offices in San Francisco and Toronto. Our telephone number at our corporate head office is (604) 331-0995.

THE OFFERING

Common stock offered by selling         up to 5,709,827 shares
shareholders

Common stock to be outstanding          16,845,768 shares. This number assumes
                                        the issuance of the maximum number of
                                        shares registered under this offering
                                        and does not include shares reserved for issuance upon exercise of previously outstanding stock options, warrants or other convertible securities.

Use of proceeds                         None of the proceeds from the sale of
                                        the common stock offered by this
                                        prospectus will be received by us, with
                                        the exception of proceeds, if any, from
                                        the exercise of the warrants.

O-T-C Bulletin Board Symbol:            SWEB

                             SUMMARY FINANCIAL DATA

Set forth below are summary statements of operations data for the quarters ended March 31, 2002 and 2001, and the years ended December 31, 2001 and 2000, and summary balance sheet data as of March 31, 2002 and December 31, 2001. This information should be read in conjunction with the annual consolidated financial statements for the quarters ended March 31, 2002 and 2001, and the years ended December 31, 2001 and 2000 and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations", appearing elsewhere in this prospectus.

                                          For the Quarters Ended            For the Years Ended
                                                 March 31                       December 31,
                                          2002             2001             2001             2000
                                       ----------       ----------       ----------       ----------
STATEMENT OF OPERATIONS DATA:
REVENUE
Revenues                                  442,241        1,105,359        2,857,151        4,037,608
Cost of revenues                          164,248          426,875        1,045,326        1,800,810
                                       ----------       ----------       ----------       ----------
Gross profit                              277,993          678,484        1,811,825        2,236,798
                                       ----------       ----------       ----------       ----------
EXPENSES
Sales and marketing                        92,060          206,823          466,954        2,718,992
Product development                        18,498           91,348          241,392          849,335
General and administrative                363,540          642,585        1,776,710        4,220,455
                                       ----------       ----------       ----------       ----------
Total expenses                            474,098          940,756        2,485,056        7,788,782
                                       ----------       ----------       ----------       ----------
Loss from operations                     (196,105)        (262,272)        (673,231)      (5,551,984)

Interest income                               146            1,591            4,020           85,138
Interest (expense)                       (184,359)         (96,703)        (596,097)      (3,910,517)
Gain (loss) on warrants
   liability                              (55,000)              --          242,000               --
Other income (expense)                      3,951           18,703            9,509           (4,453)
                                       ----------       ----------       ----------       ----------
Loss before extraordinary
   items and cumulative
   change in accounting
   principle                             (431,367)        (338,681)      (1,013,799)      (9,381,816)
Extraordinary gain on
   convertible note
   redemptions                                 --               --           58,701        1,048,373
Extraordinary gain on
   restructuring of
   convertible notes                    1,088,586               --               --               --
Cumulative effect of
   change in accounting
   principle                                   --               --          413,546               --
                                       ----------       ----------       ----------       ----------
Net income (loss)                         657,219         (338,681)        (541,552)      (8,333,443)
                                       ==========       ==========       ==========       ==========
Basic and diluted loss per share:
Net loss before
   extraordinary items
   and cumulative change in
   accounting principle                     (0.04)           (0.04)           (0.11)           (1.13)
Net loss                                     0.06            (0.04)           (0.06)           (1.01)

BALANCE SHEET DATA as at:                                                 Mar 31/02        Dec 31/01
                                                                         ----------        ---------

Total assets                                                                921,508          723,690
Total liabilities                                                         2,173,221        3,467,292
Total shareholders' deficiency                                           (1,251,713)       2,743,602

                                  RISK FACTORS

The following factors should be considered carefully in evaluating the Company and its business.

Our limited operating history makes it difficult for you to judge our prospects.

We have a limited operating history upon which an evaluation of the Company, our current business and our prospects can be based. You should consider any purchase of our shares in light of the risks, expenses and problems frequently encountered by all companies in the early stages of their corporate development.

Liquidity and capital resources are uncertain.

For the quarter ended March 31, 2002 we had an operating loss of $196,105 and for the year ended December 31, 2001 we had an operating loss of $673,231. At March 31, 2002, we had a working capital deficiency of $120,254. We experienced a significant reduction in cash used in operations from $3,524,385 in 2000 to $778,086 in 2001 as a result of restructuring activities initiated in 2001. Cash used in operations was $257,884 in the quarter ended March 31, 2002. Although we have generated positive cash flow in two of our last three quarters, there can be no assurance that revenue will increase or that costs will be lower going forward or that positive cash flow will continue. We have cash payments due to certain of the noteholders on June 30, 2002, July 31, 2002, and at the end of each of the next 10 quarters. To the extent that we do not maintain our recent operating profitability and positive cash flow, or the cash payments due to certain noteholders seriously depletes cash levels, we may need to seek additional capital. If we do, there can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet long-term requirements. To the extent that we are unable to maintain or generate the required amount of capital, our ability to meet obligations and to continue as a going concern is uncertain.

Computer equipment problems and failures could adversely affect business.

Problems or failures in Internet-related equipment, including file servers, computers and software, could result in interruptions or slower response times of our products, which could reduce the attractiveness of the Web site, financial tools, or software products to advertisers and users. Equipment problems and failures could result from a number of causes, including an increase in the number of users of the Web site, computer viruses, outside programmers penetrating and disrupting software systems, human error, fires, floods, power and telecommunications failures, and internal breakdowns. In addition, any disruption in Internet access provided by third parties could have a material and adverse effect.

We may not be able to compete successfully against current and future competitors.

We currently compete with several other companies offering similar services. Many of these have significantly greater financial resources, name recognition, and technical and marketing resources, and virtually all of them are seeking to improve their technology, products and services. We can not assure you that we will have the financial resources or the technological expertise to successfully meet this competition.

We are significantly influenced by our officers, directors and entities affiliated with them.

In the aggregate, ownership of Stockgroup shares by management represents approximately 34% of issued and outstanding shares of common stock. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combinations transactions.

Our future performance is dependent on the ability to retain key personnel.

Our performance is substantially dependent on the performance of senior management and key technical personnel. In particular, our success depends on the continued efforts of our senior management team. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition.

Future success also depends on the continuing ability to retain and attract highly qualified technical, editorial and managerial personnel. We anticipate that the number of employees will increase in the next 12 months. The inability to attract and retain the technical and managerial personnel necessary to support the growth of our business could have a material adverse effect upon our business, results of operations and financial condition.

We may be unable to protect the intellectual property rights upon which our business relies.

We regard substantial elements of our Web site and underlying technology as proprietary and attempts to protect them by relying on intellectual property laws, including trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We also generally enter into confidentiality agreements with employees and consultants and in connection with license agreements with third parties, and seek to control access to proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain or use our proprietary information without authorization or to develop similar technology independently. Moreover, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's services are distributed or made available through the Internet, and policing unauthorized use of proprietary information is difficult. There can also be no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us, including claims that by directly or indirectly providing hyperlink text links to Web sites operated by third parties, we have infringed upon the proprietary rights of other third parties.

It is unclear how any existing and future laws enacted will be applied to the internet industry and what effect such laws will have on us.

A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain how existing laws will be applied by the judiciary to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase the cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

We may be held liable for online information or products provided by us or third parties.

Because materials may be downloaded by the public on Internet services offered by us or the Internet access providers with which we have relationships, and because third party information may be posted by third parties on our Web site through discussion forums and otherwise there is the potential that claims will be made against us for defamation, negligence, copyright or trademark infringement, or other theories. Such claims have been brought against providers of online services in the past. The imposition of liability based on such claims could materially and adversely affect us.

Even to the extent such claims do not result in liability, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information or products carried on or disseminated through our Web site could require implementation of measures to reduce exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of services to members and users.

Our general liability insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

The value and transferability of our shares may be adversely impacted by the limited trading market for our shares and the penny stock rules.

There is only a limited trading market for Stockgroup's shares. The Company's common stock is traded in the over-the-counter market and "bid" and "asked" quotations regularly appear on the O-T-C Bulletin Board under the symbol "SWEB". There can be no assurance that our common stock will trade at prices at or about its present level, and an inactive or illiquid trading market may have an adverse impact on the market price. In addition, holders of our common stock may experience substantial difficulty in selling their securities as a result of the "penny stock rules," which restrict the ability of brokers to sell certain securities of companies whose assets or revenues fall below the thresholds established by those rules.

Future sales of shares may adversely impact the value of our stock.

In addition to shares being offered in this prospectus, we have authorized and reserved, as of June 24, 2002, 3,774,056 shares of common stock for issuance upon the exercise of non-qualified stock options, 3,648,000 shares of common stock for issuance upon conversion of convertible notes, and 281,818 shares of common stock for issuance upon conversion of warrants. The 3,050,000 shares underlying the warrants covered by this prospectus, plus the shares reserved for such convertible securities, would represent 78% of the number of our outstanding shares on the date of this filing. If required, we will seek to raise additional capital through the sale of common stock. Under the terms of outstanding convertible notes, the number of shares that may be issued under such instruments may be increased in the event of certain changes in our capital structure. Future sales of shares by us or our stockholders could cause the market price of our common stock to decline.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates,"

"believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

These forward-looking statements include, without limitation, statements about:

      o     our market opportunity;

      o     our strategies;

      o     competition;

      o     expected activities and expenditures as we pursue our business plan;
            and

      o     the adequacy of our available cash resources.

These statements appear in a number of places in this registration document and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting the our financial condition or results of operations, (ii) our business and growth strategies, (iii) the Internet and Internet commerce, and
(iv) our financing plans. Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

The accompanying information contained in this prospectus, including, without limitation, the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" identify important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

                                 USE OF PROCEEDS

Other than the proceeds, if any, from the exercise of the warrants, none of the proceeds from the sale of the common stock offered by this prospectus will be received by us. The holders of the warrants are not obligated to exercise their warrants, and there can be no assurance that we will receive any additional proceeds. If, however, all the warrants were exercised, the gross proceeds to us from the exercise of the warrants would be $575,000. We intend to use such proceeds for currently unspecified general corporate purposes that may include sales and marketing, salaries and wages, investor relations, legal and accounting, or other operating expenses. Pending these uses, the proceeds received by us will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been quoted for trading on the O-T-C Bulletin Board since March 17, 1999. Accordingly, there has been a limited public market for our common stock. The following table sets forth high and low bid prices for the common stock for the quarterly periods ending March 31, 2000 through to March 31, 2002, and the two months ended May 31, 2002. These prices represent quotations between dealers without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Quarter Ending:                       High            Low              Volume
------------------------------------------------------------------------------
March 31, 2000                     $   5.031       $   1.562         2,623,600
June 30, 2000                      $   3.500       $   0.760         1,732,700
September 30, 2000                 $   2.813       $   0.875         4,983,800
December 31, 2000                  $   1.938       $   0.563         1,120,500
March 31, 2001                     $   1.000       $   0.375         1,005,700
June 30, 2001                      $   0.650       $   0.280         2,840,800
September 30, 2001                 $   0.390       $   0.090         1,105,300
December 31, 2001                  $   0.200       $   0.115         1,977,800
March 31, 2002                     $   0.400       $   0.140         5,509,300
May 31, 2002 (two months)          $   0.230       $   0.150         1,597,800

On June 5, 2002, we had 70 registered shareholders owning 13,795,768 shares.

We have not declared, and do not foresee declaring, any dividends now or into the foreseeable future.

We have authorized and reserved, as of June 24, 2002, an aggregate of 10,753,874 shares of common stock for issuance upon conversion of convertible notes, upon the exercise of outstanding warrants, and upon the exercise of non-qualified stock options.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

The following discussion of the financial condition and results of operations of Stockgroup should be read in conjunction with the unaudited financial statements for the quarters ended March 31, 2002 and 2001, and the annual audited consolidated financial statements for the years ended December 31, 2001 and 2000 and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2001

The results of the first quarter of 2002 are a product of our continued focus on improving the balance sheet and obtaining high quality sales customers and partners for our Financial Software and Content Systems. Overall sales and operating profitability are down from the first quarter 2001, but there have been several positive events in the first quarter of 2002 which we feel have strengthened both our balance sheet and future revenue potential.

The decrease in revenue is primarily due to the reduction in E-Business Solutions revenue, which we discontinued early in 2001. We spent some time during the quarter on improvements to our balance sheet, as we felt it necessary to restructure and reduce our convertible debt, as well as raise capital to support future growth. We accomplished all of these balance sheet improvements in the quarter, including restructuring our 8% convertible notes, converting the balance of our 3% convertible debentures into shares, and raising $0.410 million in a private placement financing. These three events are further described in Notes 2 through 5 to the financial statements.

Besides the improvements to the balance sheet, we also established new sales agreements with two more high quality and high potential financial and media companies to sell our Financial Software and Content Systems. Despite the adversity in the financial markets, we feel this quarter has been extremely promising for the future.

Revenue and Gross Profits
--------------------------------------------------------------------------------

Total revenues in the first quarter of 2002 were $0.442 million compared to $1.105 million in the first quarter 2001, a decrease of $0.663 million, or 60%. Our Public Company Disclosure and Awareness Products revenue was $0.285 million compared to $0.430 million in the first quarter 2001, a decrease of $0.145 million or 34%. Financial Software and Content Systems revenue was $0.157 million compared to $0.110 million in the first quarter 2001, an increase of $0.047 million or 42%. E-Business Solutions revenue was nil in the first quarter 2002 compared to $0.565 million a year earlier. We have chosen not to actively pursue E-Business Solutions business since the second quarter of 2001 in favour of revenue streams which carry more potential profitability in the long term, namely Financial Software and Content Systems and Public Company Disclosure and Awareness Products.

Gross profits in the first quarter of 2002 were $0.278 million compared to $0.678 million in the first quarter 2001, a decrease of $0.400 million, or 60%. Gross profits as a percentage of sales, however, increased quarter over quarter from 61.4% in the first quarter 2001 to 62.9% in 2002.

We are continuing to provide innovative products in our Public Company Disclosure and Awareness Products line, and the IntegratIR sales remain strong and delivering high value to customers. The decrease in total Public Company Disclosure and Awareness Products sales is due in large part to a general slowdown in public company investor communication spending on most other products. Historically, many of our Public Company Disclosure and Awareness Products customers have come from the technology sector, but the slowdown in this sector has caused considerable attrition, especially with small cap and micro cap companies. We have been diversifying our target market for some time in order to be less dependent on any one sector. As well, sales and marketing efforts have been increased in this area late in the quarter, mainly through our attendance at carefully selected trade shows and improving our sales force.

Financial Software and Content Systems continues to be a strong contributor to our overall revenue and gross profits. Our process has matured over the past year and we are able to efficiently deliver high quality services in this area for a fraction of the cost to customers of having it done internally. We have established relationships with major sales channels, media networks, and financial companies, and have seen significant results already, and expect more in the near future. Financial Software and Content Systems revenue was up this quarter 42% over the same period a year ago. All of this revenue is contractual, typically in 12-month terms, so we have a solid base of revenue in this area to grow from.

E-business Solutions revenue for the first quarter of 2001 was mainly derived from work on a financial leasing exchange for a single client. Since that contract, which ended in the first quarter of 2001, we have chosen not to pursue further contracts of this nature. As a result, our revenue from this segment was nil in the first quarter of 2002. We have instead decided to focus our energies on more stable, predictable revenue streams, which ultimately will be more profitable, such as Public Company Disclosure and Awareness Products and Financial Software and Content Systems.

Operating Expenses
--------------------------------------------------------------------------------

Total operating expenses in the first quarter of 2002 were $0.474 million compared to $0.941 million in the same quarter last year, a decrease of $0.467 million or 50%. This decrease was a result of the reductions in all areas of expenditures that we made in 2001 and continue in 2002. We have stabilized our operating expenses at a level which will enable us to grow our sales efficiently, thereby generating the greatest return on investment.

Sales and Marketing expenses were $0.092 million in the first quarter of 2002 compared to $0.207 million in the first quarter 2001, a decrease of $0.115 million or 56%. This decrease is due in large part to a decreased emphasis on broad-scope advertising for our advertising community, Smallcapcenter. We also reduced the costs associated with our New York and Dallas sales centers by centralizing sales in our head office, where maximum synergy can be attained.

Product Development expenses in the first quarter of 2002 were $0.018 million compared to $0.091 million in the first quarter 2001, a decrease of $0.073 million or 80%. As our business has matured, product development has naturally taken a lesser role. Our staff are more experienced, and our processes for developing new products are streamlined so that overall development costs are minimized.

General and Administrative expenses in the first quarter of 2002 were $0.364 million compared to $0.643 million in the first quarter 2001, a decrease of $0.279 million, or 43%. Expenses have steadily declined during 2001 and have stabilized at a level that can generate the maximum return on investment. The most notable cuts have been in payroll, which is our largest expense category. We have also eliminated our premises costs in

New York and Dallas.

Other Income (Expense) and Income Taxes
--------------------------------------------------------------------------------

Interest expense in the first quarter of 2002 was $.184 million compared to $0.097 million in the first quarter 2001, an increase of $0.087 million, or 47%. Of the amount for the first quarter of 2002, $5,786 is cash interest, either already paid or payable after the quarter end. The remaining interest is non-cash interest arising out of the 8% convertible notes and the 3% convertible debentures. Upon restructuring of the 8% convertible notes, there was a non-cash interest expense of $18,364. Upon conversion of the remaining balance of the 3% convertible notes there was a total non-cash interest expense of $160,209.

Loss on warrants liability of $55,000 was a result of the increase in the fair value of the Company's 300,000 callable warrants and 800,000 other warrants immediately before the February 6, 2002 restructuring of the 8% convertible notes as described in Notes 2 and 4 to the financial statements.

Income taxes were nil in both the first quarter 2002 and the same quarter 2001. Due to our net loss position, we did not incur tax in the first quarter of 2002. As at the most recent year end, Stockgroup had tax loss carry forwards of $5,751,000 in Canada which expire in 2006, 2007, and 2008, and tax loss carry forwards of $2,916,000 in the U.S. which expire in 2019, 2020, and 2021.

Extraordinary Gain was $1,088,586 for the first quarter 2002 and nil in the first quarter 2001. The extraordinary gain was a result of the February 6, 2002 restructuring of the Company's 8% convertible notes, as described in Note 2 to the financial statements.

Net Income
--------------------------------------------------------------------------------

The net income for the first quarter of 2002 was $0.657 million compared to a loss of $0.339 million in the first quarter 2001, an increase of $0.996 million or 294%.

RESULTS OF OPERATIONS - FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

Year 2001 ended with the Company's first two quarters with profitable income from operations since going public in 1999. This improvement was largely due to a combination of cost reduction efforts and a greater leverage of the existing infrastructure which was built up during 1999 and 2000. After Q1 2001, the Company began focusing on sales of Financial Software and Content Systems over E-Business Solutions consulting. The Company found that the recurring nature of Financial Software and Content Systems had greater profit and growth potential than large non-recurring E-Business projects. Financial Software and Content Systems sales grew, as did margins, and costs actually decreased over the year as a result of this new focus.

Revenue and Gross Profits
--------------------------------------------------------------------------------

Total revenues for 2001 were $2.857 million compared to $4.037 million in 2000, a decrease of $1.180 million, or 29%. The company's business of Public Company Disclosure and Awareness Products decreased compared to last year, from $2.531 million in 2000 to $1.643 million in 2001, a decrease of $0.888 million or 35%. Much of this decrease is attributed to the decrease in public company corporate communications spending caused by the slowdown in financial markets and the effect of the events of September 11, 2001. E-Business Solutions revenue declined by $0.766 million, or 55%, for the year compared to 2000. This was because the company refocused its strategy from short term E-Business Solutions project consulting to one of longer term licensing of Financial Software and Content Systems, while continuing to emphasize its Public Company Disclosure and Awareness Products as well. Offsetting the reductions in the E-Business Solutions and Public Company Disclosure and Awareness Products revenue, was the company's newest source of revenue Financial Software and Content Systems. 2001 was the first full year for this revenue stream, so Financial Software and Content Systems increased from $0.087 million in 2000 to $0.580 million in 2001, an increase of $0.493 million or 567%.

Gross profits in 2001 were $1.8 million compared to $2.2 million in 2000, a decrease of $0.4 million, or 18%. Gross profit dollars decreased year over year, but gross margin percentage increased from 55% to 63%. This increase in margin percentage is due to reductions in direct payroll costs as a result of the phasing out of E-Business Solutions consulting and substantially reduced operating costs associated with maintaining Smallcapcenter.com.

Stockgroup has expanded its offering in the Public Company Disclosure and Awareness Products markets through the development of Sector Supplements and the IntegratIR. Sector Supplements, which are a spotlight feature on a certain industry sector, such as Energy, Mining, Biotech, or Technology, are an effective exposure tool for companies. In a Sector Supplement, investors are drawn to a site which features up to twelve companies and contains industry-specific news and information. Investors who visit this web site can view each of the featured companies' profiles, request information, or link directly to the client's own web site. The IntegratIR is an automated Internet disclosure software application initially launched in beta format in April 2001 and with the full version in September 2001. The IntegratIR assists public companies to comply with continuous disclosure requirements on their Internet site. For a fixed monthly fee, public companies can ensure their message is effectively and accurately communicated to investors with minimal effort on their part. The IntegratIR automates the updating of news releases, SEC filings, quotes and charts to the customer's web site on a private labeled basis. The IntegratIR also gives the investor relations officer desktop control over changing and updating the other content areas of IR. Stockgroup will continue to complement the growing popularity of its Public Company Disclosure and Awareness Products products by entering profitable new strategic areas.

The revenue from Financial Software and Content represents 20% of sales in 2001, an increase over the 2% of sales it represented in 2000. This is a growing source of revenue that is expected to continue increasing. Stockgroup started providing financial software tools and applications to other companies' web sites and intranets on a private labeled basis late in November 2000. Each customer the Company secures typically signs a twelve-month contract, with automatic renewal option that provides a monthly recurring revenue stream. The Company's Financial Software and Content and its Public Company Disclosure and Awareness Products are derived from a common technology base and both benefit from continuous recurring revenues.

E-Business Disclosure and Awareness Products revenue for the first half of 2001 was mainly derived from work on a financial leasing exchange for the company's client, OnMark. The OnMark contract was secured late in 2000 and was completed in April 2001. No significant new E-Business Solutions contracts have been undertaken in the second, third, or fourth quarters of 2001.

Operating Expenses
--------------------------------------------------------------------------------

Total operating expenses for 2001 were $2.485 million compared to $7.789 million in 2000, a decrease of $5.304 million or 68%. Stockgroup was able to make significant reductions in all areas of expenditures without reducing its ability to earn income. This was possible because the expensive part of the infrastructure was built in 1999 and 2000, and this infrastructure allows the Company to handle additional business without adding extra costs.

Sales and Marketing expenses were $0.467 million in 2001 compared to $2.719 million in 2000, a decrease of $2.252 million or 83%. These reductions are a result of the Company's decision late in the third quarter of 2000 to change the company's main strategy to licensing software and content, and to place a lesser emphasis on building a financial community with proprietary small cap news. This allowed the company to reduce its advertising expenses associated with Smallcapcenter significantly.

Product Development expenses in 2001 were $0.241 million compared to $0.849 million in 2000, a decrease of $0.608 million or 75%. The decreases in this area were a result of cost reduction efforts as described in the previous paragraphs.

General and Administrative expenses in 2001 were $1.777 million compared to $4.220 million in 2000, a decrease of $2.443 million, or 55%. These reductions are a result of the Company's decision late in the third quarter of 2000 to change the company's main strategy to licensing software and content, and to place a lesser emphasis on building a financial community with proprietary small cap news. This allowed the company to reduce its travel, staffing and other expenses associated with Smallcapcenter significantly. Stockgroup expects these ongoing reductions to have a continuing beneficial effect on costs in this area.

Other Income (Expense) and Income Taxes
--------------------------------------------------------------------------------

Interest income in 2001 was $4,020 compared to $85,138 in 2000, a reduction of $81,118 or 95%. Interest is earned on short term investments of available cash, so the reduction is in line with lower cash levels in 2001 compared to 2000.

Interest expense in 2001 was $0.596 million compared to $3.910 million in 2000, a decrease of $3.314 million, or 85%. Reductions in this area were due to large non-cash interest amounts generated in 2000 relating to the convertible notes issued in the second quarter of 2000 that were not repeated in 2001. Of the $0.596 million amount for 2001, only $24,170 was actually paid in cash; a further $170,834 is the actual amount that has accrued and will either be converted into common stock, or cancelled in 2002. See the subsequent event disclosure Note 15(a) in the financial statements and the corporate developments section below for more information. The remaining $401,093 in interest expense is deemed interest recorded as a result of accretion of the warrant discount and beneficial conversion feature described in Notes 8 and 9 in the financial statements.

Due to its net loss position, the Company did not incur tax in 2001. As at the most recent year end, Stockgroup had tax loss carry forwards of $5,751,000 in Canada which expire in 2006 to 2008, and tax loss carry forwards of $2,916,000 in the U.S. which expire in 2019 to 2021.

The Gain on Warrants Liability of $242,000 results from the change in fair value measurement of the 300,000 callable and 800,000 other warrants between the June 30, 2001 change in accounting principle and December 31, 2001. See the disclosure Note 10 in the financial statements for a more detailed explanation of this amount.

The Extraordinary Gain on convertible note redemptions of $58,701 is the result of the $181,000 redemption on September 30, 2001.

Cumulative effect of change in accounting principle of $413,546 is the difference between the previous carrying value of the 300,000 callable and 800,000 other warrants of $765,546 and their fair value at June 30, 2001 of $352,000. A more detailed explanation of this amount can be found in Note 10 of the financial statements.

Other income in 2001 was $9,509, which consists of net gains on market value of short term marketable securities.

Net Income
--------------------------------------------------------------------------------

The net loss for 2001 was $0.542 million compared to a loss of $8.333 million in 2000, a decrease in losses of $7.791 million or 94%. This reduction in net loss was a product of various factors described above, including staff expense reduction, reduction in interest expense on certain convertible notes, and reduced advertising expenses.

RESULTS OF OPERATIONS - FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

In the year 2000 the Company leveraged its expertise in the Business to Business
(B2B) Corporate Services area, and developed a new revenue stream -- Financial Software and Content Systems -- that was a direct result of the core competencies developed in B2B and in running its financial portal for investors, www.smallcapcenter.com. Much of its growth was attributable to the investments in infrastructure that it made using the equity funds raised in 1999 and 2000, and the debt financing secured early in 2000. Although the use of these funds caused the Company to produce deficit operations for the prior two years, management now believed it had completed the majority of the effort to consolidate its position and develop desirable revenue streams. Stockgroup believed it was poised to leverage its infrastructure and expertise in 2001 and complete the transition to profitable operations.

Revenue and Gross Profits
--------------------------------------------------------------------------------

Total revenues in 2000 were $4.0 million compared to $1.9 million in 1999, an increase of $2.1 million, or 110.5%. The company's historical business of Public Company Disclosure and Awareness Products also increased compared to last year, growing from $1.9 million in 1999 to $2.6 million in 2000, an increase of $0.6 million or 32.8%. The other growth in revenue came from the company's two new sources of revenue, both an outgrowth of the B2B business. Financial Software and Content Systems accounted for $87,728 of the increase in 2000, while E-Business Solutions accounted for the remaining $1.4 million.

Gross profits in 2000 were $2.2 million compared to $0.7 million in 1999, an increase of $1.5 million, or 214.3%. Gross profits were able to grow faster than sales because increases in revenue were not dependent on matching increases in costs, most notably labor costs. This scalability was a result of two main factors. Stockgroup completed the major effort of building www.smallcapcenter.com in 1999, allowing it to re-allocate those resources to new Financial Software and Content Systems and Enterprise revenue sources. Also, the fact that all three revenue streams had compatible requirements in terms of programming, design, administration, and management allowed the Company to avoid excess capacity and derive the maximum benefit from investments in staff and assets such as computer hardware and software.

Stockgroup believed revenues from the B2B market would continue to grow in 2001. Not only did the Company continue to add tools and content to improve its product offering, it was also continuously finding new ways to leverage its successful website. Stockgroup's business development department was always on the lookout for strategic opportunities, prime examples being the startup of the Company's ASP business in November, a special Oil and Gas supplement launched in March 2001, and the IntegratIR, an automated Internet disclosure tool launched in March 2001 that helped public companies comply with SEC Internet continuous disclosure requirements. Stockgroup intended to continue to complement the growing popularity of its B2B products by entering new strategic areas.

While the revenue from Financial Software and Content Systems represented less than 2% of sales in 2000, it was a growing source of revenue that was expected to become a significant line of business in 2001. Stockgroup started providing tools and content to other companies' websites and intranets late in November 2000, using direct and channel sales through internet syndicators. Each customer the Company secured typically signed a twelve-month contract in addition to the start-up fees, providing an on-going revenue stream that was continuously building. At December 31, 2000, the Company had signed contracts worth over $0.5 million in future revenues. The Company's Financial Software and Content Systems market and its Public Company Disclosure and Awareness Products market both benefited from continuous recurring revenues derived from a common technology base.

E-Business Solutions was also a new area in 2000. Stockgroup started the year with its Asian product, AsiaXIS.com, and ended the year working on OnMark. These two major projects, along with several minor ones, helped establish this area as a significant revenue source for the Company in 2000. Stockgroup was able to capitalize on opportunities in this area because of the expertise it developed in building and maintaining its own destination website.

Operating Expenses
--------------------------------------------------------------------------------

Total operating expenses in 2000 were $7.8 million compared to $5.1 million in 1999, an increase of $2.7 million or 52.9%. Of this amount, over $0.6 million was from non-cash expenses as described below, as well as $1.08 million of unusual expenses. Much of the increase in operating expenses occurred in the first half of 2000, as Stockgroup continued to build infrastructure and develop revenue streams. During the third quarter, the Company undertook an effort to achieve the most cost-efficient structure possible, in order to benefit from the infrastructure and revenue gains it had realized but to also start moving toward profitability. Stockgroup was able to make significant reductions in most areas of expenditures during the last half of the year, without reducing its ability to earn revenues. Stockgroup intended to continue to keep expenses as low as possible as it grew its revenues in an effort to achieve profitable operations in 2001.

Sales and Marketing expenses were $2.7 million in 2000 compared to $2.5 million in 1999, an increase of $0.2 million or 10.8%. This increase was primarily the result of the addition of a Vice President of Sales during the first half of the year and the strategy of significantly increased staffing and geographic expansion into offices in Alberta, Ontario, New York, California, and Texas. Late in the third quarter the company re-evaluated this strategy and concluded that it would be beneficial to change the strategy from the standpoint of increasing revenue and reducing costs, by using fewer, more competent resources concentrated in fewer markets, thus achieving increased effectiveness and economies. Stockgroup expected these reductions to have a continuing beneficial effect on costs in this area in 2001.

Product Development expenses in 2000 were $0.8 million compared to $0.4 million in 1999, an increase of $0.4 million or 104.6%. The increases in this area were a result of over $450,000 in expenses relating to the Company's expansion into Europe in the spring of 2000, which was discontinued due to adverse financial market conditions.

General and Administrative expenses in 2000 were $4.2 million compared to $2.2 million in 1999, an increase of $2.0 million, or 90.9%. Major non-cash elements of this area totaled over $0.6 million and included $243,500 of non-cash investor relations expenses that were paid in stock, over $140,000 of stock-based compensation expenses, and $204,000 in amortization expenses. Also included was bad debts expense of $631,000 relating to collection of large receivables from two customers, $351,000 of which the Company believed was likely to be collectible pending the outcome of litigation. Other significant expenses included rent and office expenses on North American offices, legal and accounting expenses relating to public company status, and general increases in administrative staff and associated costs to keep pace with the growth in sales. Many of these costs had been reduced in the last five months of 2000, and management expected the effect of these reductions to carry forward into 2001.

Other Income (Expense) and Income Taxes
--------------------------------------------------------------------------------

Interest income in 2000 was $85,138 compared to $123,260 in 1999, a reduction of $38,122 or 30.9%. Interest was earned on short term investments of available cash, and primarily occurred in the first half of the year.

Interest expense was $3.9 million in 2000 compared to $15,610 in 1999, an increase of $3.9 million. Of this amount, only $163,000 was actually paid in cash; a further $132,000 was the actual amount that has accrued and would be payable in cash or shares upon redemption or conversion of the balance of the outstanding convertible notes. The remaining $3.6 million in interest expense was deemed interest recorded as a result of the particular nature of the $3.0 million convertible notes' conversion formula which entitles the holder to an in-the-money conversion rate. Due to the variable nature of the conversion feature, the effective interest will continuously be re-measured as the Company's stock price changes, until conversion, redemption, or maturity of the notes.

Due to its net loss position, the Company did not incur tax in 2000. At December 31, 2000, Stockgroup had tax loss carry forwards of $6,718,000 in Canada which expired in 2006 and 2007, and tax loss carry forwards of $2,306,000 in the U.S. which expired in 2019 and 2020.

Net Income
--------------------------------------------------------------------------------

The net loss for 2000 was $8.3 million compared to a loss of $4.2 million in 1999, an increase in losses of $4.1 million or 96.4%. This increase in losses can be entirely attributed to unusual or non-cash items totaling $4.2 million as described above: the $3.6 million deemed interest on the convertible notes, and the $631,000 bad debt expense on two customers. The extraordinary gain on note redemption was recorded in accordance with the appropriate accounting principles. The portion of the operating loss experienced in 2000 that was not attributable to non-cash items was primarily due to continuation of infrastructure and revenue building activities commenced in 1999, the majority of which were completed by the end of the third quarter of 2000.

LIQUIDITY AND CAPITAL RESOURCES

We ended the first quarter of 2002 with cash and cash equivalents of $256,631, an increase of $130,013 from December 31, 2001. This compares with net cash increases of $19,062 in Q4 2001 and $14,698 in Q3 2001, and a cash decrease of $84,183 in Q2 2001. Although we expect to maintain positive cash flow from operations, we may pursue financing to improve our working capital position and to grow the business to the greatest possible extent.

Our income from operations in Q3 and Q4 2001 contributed to our improved cash flow during fiscal 2001. Added to that, in the first quarter of 2002, three events took place which should further solidify our cash position going forward. They are the restructuring of certain convertible notes, the conversion of certain convertible debentures, and the raising of $410,200 in a private placement. The restructuring of $1,924,000 in convertible notes removed a discount to market conversion factor which, in our opinion, were inhibiting further investment in Stockgroup. The restructuring, which can be referenced in our 8-K filing on February 15, 2002, removed a great deal of the uncertainty as to the timing of cash payments relating to this debt, and eliminated the interest and prepayment penalties which had been accrued. The second event, the conversion of $206,904 in convertible debentures and accrued interest on March 15, 2002 into common stock at $0.50 per share improved our balance sheet. The third event, the raising of $410,200 in a private placement, added working capital which will be used to grow the business. This financing also included warrants with an exercise value of $500,000 if they are exercised, although there can be no assurance that this will happen within their 12 month life. The warrants issued with the 3% convertible debentures, if exercised, would provide an exercise value of $275,000, and the warrants issued with the restructured convertible notes, if exercised, would provide an exercise value of $845,454. The exercise of warrants is the decision of the warrant holders, so there can be no assurance that any warrants will be exercised.

Despite these significant improvements, we will continue to pursue further financing opportunities during 2002, as we believe more working capital would give us more leverage to maximize our capacity for growth.

You should be cautioned that there can be no assurance that revenue will increase or that margins and profitability will remain stable. In addition, we have cash payments due to certain of the noteholders on June 30, 2002, July 31, 2002, September 30, 2002, December 31, 2002, and at the end of each of the next 8 quarters after that. To the extent that either of these possibilities seriously depletes cash levels, we may need to seek additional capital. If we do, there can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet long-term requirements. If we are unable to generate the required amount of additional capital, our ability to continue as a going concern is in substantial doubt.

CORPORATE DEVELOPMENTS

A synopsis of our recent corporate highlights is as follows:

2001

1. On January 19, 2001, we closed a $0.5 million financing from a group of unaffiliated investors pursuant to a Securities Purchase Agreement. The funding included $0.5 million of 3% Convertible Debentures and 4-year warrants.

2. During the first quarter of 2001, we integrated a variety of Financial Software and Content Systems for new customers including the US Navy, Unisys, Primevest and Conseco's Internet/Intranet sites. We provide these sites with our proprietary financial tools, including delayed and real-time quotes, interactive charting and customizable portfolios. These products are licensed to clients and delivered in a private-labeled format to the specifications of the customer.

3. On April 30, 2001, we announced the initial Beta launch of our innovative web-based investor relations software application, the IntegratIR. The IntegratIR allows companies to more effectively communicate with shareholders and potential investors so they can better achieve their disclosure requirements. The IntegratIR is a communications tool that seamlessly integrates into a public company's existing web site and reflects the company's branding, look and feel. The IntegratIR automates the updating of the public company's critical time sensitive disclosure information on their Internet site. News releases, financial reports, SEC filings, quotes, interactive charting, and other disclosure information is updated with our IntegratIR software. The IntegratIR also interacts with a sophisticated email database response system that automates the delivery of news and messages for the public company to their shareholder database and their other mailing lists. In addition, with the IntegratIR enables Investor Relations Officers to directly change and administer their investor relation's site without having specialized technical skill or training. Changes can be made to their investor relation's site with a few mouse clicks. The IntegratIR communications tool is accessible to the client company 24 hours a day, 7 days a week, and can be administered from any location. The IntegratIR is available for both US and Canadian companies. The full version of the IntegratIR was launched in Q3, 2001.

4. On June 5, 2001, we announced that Profit Magazine had recognized our Canadian subsidiary as one of Canada's fastest growing companies. Stockgroup ranked 35th on the Profit Magazine Top 100 Fastest Growing Companies list, which can be found in the June 2001 issue of Profit Magazine. The 2001 Profit 100 list awards companies based on their 5-year revenue growth. Our revenues grew 2,426% from Year 1 to Year 5 of its operations. This is the first year we have been eligible for consideration on the Profit 100.

5. On June 7, 2001, we announced that vFinance, Inc., a financial services company that provides investment banking and brokerage services, had selected our Financial Software and Content Systems for its full service brokerage division, vFinance Investments, Inc.

6. On June 21, 2001, we announced an agreement with TELUS Mobility to deliver Web-based Financial Software and Content Systems to their more than 2 million clients across Canada. TELUS Mobility Pocket Web clients can access Stockgroup brand financial information using their web ready wireless phones. Tools delivered include proprietary quote look-up and portfolio manager tools drawn from a database of 21,000 public companies. TELUS Mobility's Pocket Web wireless Internet service is available on all of its web ready digital phones.

7. On October 2, 2001, we announced that we have signed an agreement with Comtex News Network, Inc. to make available our Financial Software and Content Systems to COMTEX's clients reaching over 1000 distribution points. Our leading edge financial tools will be integrated into COMTEX's hosted product line - News Solutions. This agreement allows COMTEX to provide its customers with additional financial tools in addition to offering end-users the critical content they need to stay informed about financial market events. The combined Stockgroup and COMTEX solution provides a one-stop financial content solution for COMTEX and Stockgroup clients.

8. On October 8, 2001, we announced an agreement with ClariNet Communications Corporation, an aggregator and re-distributor of news and publisher of ClariNews, under which each party will represent the products of the other. Under the terms of the agreement, ClariNet will offer its corporate, institutional and ISP news clients our proprietary, cutting-edge Financial Software and Content Systems along with the ClariNet news products. The ClariNet additions include a new ClariNet product that allows users to add company news relating to any of the public companies contained within the Stockgroup software products.

9. On October 11, 2001, we announced we had changed our name from Stockgroup.com Holdings, Inc. to Stockgroup Information Systems Inc. to better reflect our emphasis on providing financial content and software systems to customers.

10. On October 23, 2001, we announced that we have signed an agreement with NAQ in which NAQ will re-sell our financial software and content system.

11. On November 16, 2001, we appointed David Gillard as our new CFO, replacing Lindsay Moyle.

2002

1. On February 11, 2002, we announced that we have signed an agreement with Freedom Communications, a large private media company with publications and websites throughout the U.S., to provide our Financial Software and Content Systems to its websites.

2. On February 19, 2002, we announced that we have restructured the convertible notes with Deephaven Private Placement Trading Ltd. and Amro International, S.A. Under the restructuring, the interest rate and prepayment penalties are reduced to zero, accrued interest has been waived, the conversion price is fixed at $0.50, and a total of up to $300,000 cash is required to be paid to the noteholders over 10 quarterly installments starting June 30, 2002. The new notes have a two-year term with renewal provisions for another two years. We filed a form 8-K on February 15, 2002 which fully describes the restructured notes.

3. On February 21, 2002, we announced they have signed an agreement with The Canadian Press (CP) in which CP will re-sell our Financial Software and Content Systems. This agreement will give CP exclusive re-distribution rights for Canada.

4. On March 15, 2002, we and the remaining noteholders from the January 19, 2001 convertible debenture reached an agreement whereby they would convert the $0.2M balance of the debt into common shares at $0.50 per share. The exercise price of the Series A warrants has been reduced from $1.00 to $0.25. The exercise price of the Series B warrants has been reduced from $2.00 to $0.50. The expiry date for both the Series A and B warrants has been extended to July 31, 2005.

5. On March 19, 2002, we announced that we have signed an agreement with Credential Group in which Credential Group would license our Financial Software and Content Systems, and offer our products to its more than 450 credit union partners across Canada.

6. On March 25, 2002, we completed a $0.4M financing with 22 unaffiliated investors pursuant to a

      Subscription Agreement. The funding included 2,000,000 units consisting of one common share and one warrant each, at a price of $0.20 per units, plus 51,000 common shares at a price of $0.20 per share. The warrants have an exercise price of $0.25 and an expiry date of March 24, 2003. The 2,051,000 common shares were issued to the investors on April 1, 2002. The investors' resale of the 2,051,000 common shares and the purchase of the shares underlying the 2,000,000 warrants, if and when the warrants are exercised, are being registered with this prospectus. The full details of this financing, including all relevant documents, were filed in a Form 8-K on March 26, 2002 and can be viewed therein.

                                    BUSINESS

GENERAL

We are a financial media and technology company. Our revenue streams can be categorized into two areas:

-     Financial Software and Content Systems,

-     Public Company Disclosure and Awareness Products

The clients for Financial Software and Content Systems are primarily enterprise companies from many different markets, such as media, banks and credit unions, stock brokerages, insurance, and others. Public Company Disclosure and Awareness Products are awareness and disclosure products that are purchased, as the name implies, by public companies in all industries.

See PRODUCTS AND SERVICES below for a full description of these revenue streams.

CORPORATE BACKGROUND

Stockgroup was incorporated under the laws of Colorado on December 6, 1994 under the name I-Tech Holdings Group, Inc. ("I-Tech"), a United States non-operating company registered on the NASD OTC Bulletin Board. The financial statements and supporting information in this report are issued under the name of Stockgroup but are a continuation of the financial statements and report of operations of Stock Research Group, Inc. ("SRG"), a British Columbia corporation which was incorporated on May 4, 1995. On March 11, 1999, pursuant to a reverse acquisition, SRG acquired the net assets of I-Tech. For accounting purposes, SRG became a subsidiary of I-Tech.

Our name was changed from I-Tech to Stockgroup.com Holdings Inc. on May 6, 1999 and to Stockgroup Information Systems Inc. on September 20, 2001.

We are a United States publicly traded company registered on the NASD OTC Bulletin Board under the symbol SWEB. From our head office in Vancouver, we operate branch offices in San Francisco and Toronto.

As SRG, we operated from 1995 to 1997 as a profitable financial Internet technology and media company that offered proprietary financial news and tools to investors and companies. We used our experience and the funds from a public offering in spring 1999 to provide the foundation for the development and initial marketing of our products. In October 1999 we launched Smallcapcenter.com. At that time it was widely believed that a subscription/advertising model centering around Smallcapcenter was viable. While parts of this business model did not prove to be profitable, the building of Smallcapcenter and its related investment software and content aggregation & management systems gave us a strong foundation of skills and a suite of products to sell commercially. Smallcapcenter is still a high-traffic and well-maintained portal for the investment community, and its drawing power is a key driver to many of our investor awareness products. It also serves as an excellent development and testing ground for new financial software applications being developed by us on a continuing basis.

From late 1999 to early 2001 we were hired to create several large enterprise web sites for different clients on a contract basis. These were large contracts, and added a significant amount of revenue to the Company, but they also added instability in our cost structure. In early 2001 it was decided that this E-Business Solutions division would be de-emphasized in favour of other areas with more profit potential, namely Financial Software and Content Systems and Public Company Disclosure and Awareness Products (as described in the PRODUCTS AND SERVICES section below).

From 2000 to 2001, we expanded our awareness and disclosure product line to include Sector Supplements, and automated investor relations software applications such as the IntegratIR. We already had a large public company customer base, so the transition into this area was a natural extension of our core competencies.

We entered the Financial Software and Content Systems market late in 2000 by licensing our proprietary financial software applications and third party content to customers that need to offer financial information to their customers or improve their content offering. We had access to a wide array of customers through our internal sales team as well as our reseller channels. Our software content model is attractive to customers because it is a comprehensive and cost effective alternative to in-house development.

Early in 2001, as the market for our products and services evolved, it became apparent to our management where the most profitable and sustainable areas of the business were. They were Financial Software and Content Systems and Public Company Disclosure and Awareness Products (including IntegratIR and other awareness and disclosure products). Once these were identified, a more streamlined and stable cost structure was introduced and the profitability and cash flow began to improve. In the last two quarters of 2001 we have reported income from operations as a result of this stabilized structure.

PRODUCTS AND SERVICES

Our understanding of internet based financial technology and media has enabled us to leverage our products and services to enter new markets and secure new clients. Using a common integrated technology platform, we have developed two main revenue sources: Financial Software and Content Systems and Public Company Disclosure and Awareness Products.

Financial software and content systems

We have developed proprietary financial applications and tools it licenses to clients. The clients for Financial Software and Content Systems are from many different markets, such as media, banks and credit unions, stock brokerages, leasing, insurance, and other financial services companies.

We provide Financial Software and Content Systems on a private-labeled basis, and they are typically sold on long term (twelve month or more) contracts, generating recurring revenue streams. Many of the software applications are data-feed driven. We either feed data from our own aggregated databases or from third parties. The advantage of using the Stockgroup system is that the customer is able to receive data and information from a variety of different feeds all from one point of contact, at a fraction of the cost of purchasing all feeds individually. We add value by customizing, filtering, and sorting data in the configuration the customer wants, and then adding the different software applications and hosting the entire solution. We are able to use our economies of scale and automation to give a product that is efficiently delivered and customized, and at a substantial costs savings to having the customer build and manage it internally.

Examples of some of the providers of third-party data feeds include Marketguide, Comtex, Multex, and North

American Quotations.

We distribute Financial Software and Content Systems through content and application syndicates, such as Yellowbrix, through channel resellers such as The Canadian Press, Comtex News Network, Clarinet Communications, and through its own sales team. These Financial Software and Content Systems cover the entire North American market including mutual funds, commodities, and equities.

We bring in market feeds through satellite, File Transfer Protocol (FTP), Extensible Markup Language (XML), and other delivery formats. We have built and maintain our proprietary middleware solution that aggregates the multiple feeds, translates and builds a common database infrastructure. Our system then cleans, filters, and maintains the data in a common database structure. A sophisticated server cluster and security system backs this content/data management system. The data is then streamed to our proprietary software applications.

Here are just a few of the over 25 Financial Software and Content Systems products:

1.    Real-time stock quotes on major U.S. exchanges

2.    North American 20-minute delayed stock quotes and indices

3. Portfolio management, live portfolio updates and wireless portfolio updates

4.    Most active stock updates

5.    Stock watch lists

6.    Company fundamentals, SEC/SEDAR filings

7.    Daily stock market winners/losers, most actives

8. Company profiles, stock screening (investment data) and technical stock analysis

9.    Employee stock option calculations

The Financial Software and Content Systems is delivered to customers in four different formats:

      A) On an Application Service Provider (ASP) basis where the content and software is hosted by us and private labeled to the customers Internet or Intranet site

      B) Through our proprietary software objects residing on the customer's servers which use a proprietary Application Protocol Interface (API) to retrieve data from our servers

      C)    Through secured Extensible Markup Language (XML) channel

      D) Through different wireless devices and modes including: handheld devices, Short Message Service (SMS) paging, and Wireless Application Protocol (WAP) portals which have been built and maintained by us.

Public company disclosure and awareness products

We have developed and own a large array of Public Company Disclosure and Awareness Products. These products are used by clients to either a) manage their investor relations and shareholder communications through their web site, b) generate awareness for their company and their stock, or c) improve their public disclosure compliance.

Products and services offered by this revenue stream include the IntegratIR software system, Investor Marketplace, E-Mail Distribution of Press Releases, Sector Supplements, Smallcap Express sponsorship, Banner and Button Advertising, Monthly Investor Marketing, Custom Web Site Development, and other online investor marketing products.

Public companies are increasingly outsourcing these activities because they lack the internal skills and resources or because it is more effective and cost efficient than in-house development and maintenance. We offer a `one-stop shopping' package for corporate clients and provide everything from news release tracking and postings to quarterly streaming conference calls. Our understanding of this market segment and focus has resulted in a highly specialized bundle of products including: private label quotes, charts and database tools for building relationships with shareholders and traffic reports to track investor usage of Web sites and inquiries.

In the third quarter of 2001 we launched version 2.01of the IntegratIR, an automated financial application that is licensed to public companies. The IntegratIR updates the clients' regulated investor relations information automatically by private labeling this software application into the clients corporate web site. The SEC has mandated fair disclosure policies that make our IntegratIR especially attractive as it updates news releases, webcasts and SEC filings direct from the wire services as they happen and automatically sends the information to the client's shareholders and interested parties. The IntegratIR helps to prevent mistakes and increase timeliness compared to having internal staff manually update these activities.

Our IntegratIR system represents a way to manage shareholder communications and reach new investors. The IntegratIR is an investor relations web page and email management system that functions as a software application - giving the Investor Relations Officer (IRO) and Chief Financial Officer (CFO) desktop control over the investor relations portion of their web site. In addition to standard features, such as dynamic quotes and charts, the IntegratIR provides powerful new tools that automate the client's online disclosure activities including publishing their press releases, publishing of regulatory filings and distributing information requested by shareholders, all on a real-time, automated basis.

Other Public Company Disclosure and Awareness Products include the following:

Investor Marketplace (IMP), a web page which is actively marketed through advertising to draw readers, where companies can be featured online to prospective investors. Being featured on the IMP enables customers to get their name, profile, and internet link in front of a large investor audience that they may not otherwise be able to attain.

Targeted e-mail marketing, which are used to disseminate news releases to an exclusive list of opt-in investors and interested parties.

Sector Supplements, which are a spotlight feature on a certain industry sector, such as Energy, Mining, Biotech, or Technology, are an effective exposure tool for companies. In a Sector Supplement, investors are drawn to a web site which features up to twelve companies and contains industry-specific news and information. Investors who visit this web site can view each of the featured companies' profiles, request information, or link directly to the client's own web site.

Sponsorship of the Smallcap Express daily market recap mailing that goes to a large audience of e-mail readers who have signed up to receive it through Smallcapcenter.com. A client who sponsors Smallcap Express gets an advertising banner at the top of each flight. This can be an effective way for the client to get their name in front of a large number of investors.

Banner Advertising and Button Advertising, which is shown at the top of Smallcapcenter.com's front page on a prescribed rotation, is another way for clients to get the attention of a targeted investor audience. Potential investors who see the banner or button ad can 'click through' the ad to get to a jump page which can include the client's own description of their company.

The products developed by us over the past five years enable us to offer Public Company Disclosure and Awareness Products to a rapidly growing customer base while maintaining a high sales margin. The revenues derived from this source are typically contractual over a specified term. The Internet communities developed by Stockgroup host the critical mass to ensure a high level of exposure to the Company's communication products for public companies.

EMPLOYEES

As of June 24, 2002 we employed 30 people on a full-time basis and 2 people on a part-time basis. After seeing wide fluctuations in the number of employees between 1999 and 2001, the number of employees has remained relatively stable for the eleven months ended May 2002. This stability has been an important part of our improved cost structure.

None of our employees are subject to collective bargaining agreements. We believe relations with employees are good.

REGULATORY ISSUES

We are not subject to governmental regulation in our Internet publishing efforts other than local state and municipal sales tax licenses.

A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain how existing laws will be applied by the judiciary to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase the cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

SUBSIDIARIES

Stockgroup owns 100% of the issued and outstanding voting common shares of 579818 B.C. Ltd., which wholly owns Stockgroup Media Inc., a British Columbia corporation, and owns 50% of Stockscores Analytics Corp., a British Columbia corporation. In addition, Stockgroup wholly owns Stockgroup Systems Ltd., a Nevada Corporation.

RESEARCH AND DEVELOPMENT

During 2000 and 2001 we invested approximately $849,335 and $241,392 respectively on research and development related to new products and services.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND DOMAIN NAMES

We protect our intellectual property through a combination of trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, independent contractors and strategic partners. We pursue the registration of our domain names, trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services and products are made available on-line. We create a majority of our content and obtain rights to use the balance of our content from third parties. It is possible that we could become subject to infringement actions based upon the content obtained from these third parties. In addition, others may use this content and we may be subject to claims from our licensors. We currently have no patents or patents pending and do not anticipate that patents will become a significant part of our intellectual property in the future. We enter into confidentiality agreements with our employees and independent consultants and have instituted procedures to control access to, and distribution of, our technology, documentation and other proprietary information and the proprietary information of others from whom we license content. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, service marks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or other proprietary rights against us. The legal status of intellectual property on the Internet is currently subject to various uncertainties as legal precedents have not been set and are still to be determined in many areas of internet law.

LEASEHOLD

Our corporate offices are composed of one floor of leased space located in the center of Vancouver's business community. We also lease sites in New York and Toronto. Our facilities are fully used for current operations, with the exception of the New York facility, which is currently being subleased to a tenant.

       City         Monthly Payment       Lease             Expiry Date
--------------------------------------------------------------------------------
Vancouver               CDN $23,647      7 years      June -- 2006
New York                     $8,449      7 years      August -- 2006
New York sublease           -$8,449      3 years      April -- 2004
Toronto                  CDN $4,533      3 years      July -- 2002

EQUIPMENT

We have made a significant investment in servers and computer equipment required for our website and have dedicated staff assigned to maintenance and support of these operations.

LEGAL PROCEEDINGS

We filed a statement of claim in the Supreme Court of British Columbia on January 3, 2001, against Pacific Capital Markets Inc., James King, Rick Jeffs, and Heidi Hirst. We are suing Pacific Capital Markets Inc. for

$351,800 due us it under a sales contract we signed with them on September 20, 2000. We are suing the individuals named above, who are managers of Pacific Capital Markets Inc., for general damages for misrepresentation. We are seeking payment of the $351,800 owing, plus interest, damages, costs and such further and other relief as deemed suitable by the court.

On January 12, 2001, Pacific Capital Markets Inc., James King, Rick Jeffs, and Heidi Hirst filed a Statement of Defense and Counterclaim. At the time of this filing, no settlement conferences have been held and no court date has been set.

As of June 24, 2002, no further action had been taken by either side. While we believe we have a strong case, we have not elected to aggressively pursue this litigation at this time, pending further information on the collectibility of the debt.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth, as of December 31, 2001, the name, age and position of the our directors, executive officers and other significant employees.

   Name                     Age  Position with the Company
   ----                     ---  -------------------------
   Marcus A. New........... 32   Chairman of the Board, Chief Executive Officer
   Leslie Landes........... 58   Director, President and Chief Operating Officer
   Craig Faulkner.......... 31   Director
   David Caddey............ 52   Director
   Louis de Boer II........ 49   Director
   David Gillard........... 33   Chief Financial Officer

The backgrounds of our Directors, Officers and significant employees are as follows:

Marcus New, B.A., Founder, Chairman of the Board and CEO

Marcus New is the founder, and has been Chairman and Chief Executive Officer since May 1995, of Stockgroup. Mr. New formed the vision for Stockgroup in 1995 and developed the company from an idea to the goal of becoming a leader in information solutions for financial services companies and a leading provider of investor relations products for public companies on the Internet. Over the last five years he has grown the company by re-investing internally generated capital and has successfully built a substantial corporate client roster. Similar to other successful Internet pioneers, Mr. New created Stockgroup based on identification of the ways in which the Internet could be used to provide services that were not otherwise available. Prior to that, Mr. New was VP of AmCan Public Relations Group and is currently a director of Iwave.com Inc., an online information company. Mr. New earned a Bachelor of Arts degree majoring in business from Trinity Western University.

Leslie A. Landes, Director, President and Chief Operating Officer

Leslie Landes has served as Stockgroup's President and Chief Operating Officer since August 1998 and has been an advisor to Stockgroup since shortly after its inception. Since January 1992, Mr. Landes has served as the President and as a director of Landes Enterprises Limited, which he founded, and which is an interim turnaround management consulting company that advised and counseled clients in several industries, including telecommunications and technology on issues ranging from mergers and acquisitions to international marketing campaigns. Prior to forming Landes Enterprises in 1992 Mr. Landes spent 13 years with the Jim Pattison Group, Canada's third largest privately held company with sales in excess of CDN$3 Billion, with over 13,000 employees. He served as President of The Jim Pattison Sign Group, Outdoor Group, and Communications Group, which included radio and television stations and paid subscription print publications. Ultimately he was appointed President of Jim Pattison Industries Ltd. and Senior Vice President of the parent Jim Pattison Group, responsible for the Group's acquisitions and divestitures, and with involvement in the management of the Group's 50 diversified companies. He successfully initiated and completed the acquisitions of other companies in a number of diverse industries in which the Group was active. Under his direction the Sign Group was built into the largest electric sign company in the world. Mr. Landes is also a director of TIR Systems Ltd., a lighting technology company, which is a public company.

Craig Faulkner, Director

Mr. Faulkner is one of the founding partners of Stockgroup. Mr. Faulkner's skill and knowledge of database-to-web solutions brings a history of innovative and dynamic solutions. Early in his career, Mr. Faulkner led Stockgroup to co-develop one of the first portfolio tracking tools, LivequoteSRG, fully based on the use of Java. Mr. Faulkner managed the programming and information management team at Stockgroup, initiated solutions with data and hardware vendors, while maintaining a senior management role and board membership. Under Mr. Faulkner's direction, Stockgroup implemented a sophisticated blend of both Sun Solaris and Microsoft solutions. Mr. Faulkner is also part of the advisory boards for Brand Fidelity an online service addressing the commercial naming and branding business, and Serveyor, a leading Managed Service Provider (MSP) for Internet Availability Monitoring, Performance Measurement and Quality testing. On March 28, 2002, Craig resigned as Chief Technology Officer of Stockgroup but will remain on the board of directors.

David N. Caddey, B.Sc., M.Sc., Director

David Caddey has been a Director of Stockgroup since May 1995 and has over 26 years experience in the business and program management field. Since July 1998 he has served as an Executive Vice President of MacDonald Dettwiler and Associates Ltd., a space technology and satellite services company that designs, manufactures, operates and markets a broad range of space products and services. During this period he has also served as the General Manager of that company's Space Missions Group where he is responsible for managing the construction of the Radarsat-2 spacecraft and associated ground infrastructure program, valued at over $350 million, as well as the construction of the Space Station Mobile Servicing System. From July 1994 to June 1998, Mr. Caddey worked as a Vice President and General Manager of the Space and Defense Systems Business Area of MacDonald Dettwiler and Associates Ltd.. In this capacity he was responsible for marketing and sales, project management, technical management and post delivery support. From 1990 to 1994 he served as Vice President and General Manager of Geo-information Systems of MacDonald Dettwiler and Associates Ltd., where he managed the development of Radarsat I Ground Segment Program.

Louis de Boer II, Director

Louis de Boer has served as a director of Stockgroup since October 1999. Since May of 1998, he has served as President of MediaFutures, Inc., which provides consulting services to clients in the Internet and cable broadcasting industries, including such companies as Hearst New Media, Cox Enterprises, Rainbow Programming as well as several emerging growth companies. From July 2000 through June 2001, he also served as CEO of Automatic Media Incorporated, and Internet media and software firm based in New York City. From June 1996 to April 1998, he was Chief Executive Officer at New Century Network, an online company formed by a consortium of the nine leading US newspaper organizations, including, Advance Communications, Cox Communications, The Chicago Tribune, Hearst, Gannett, Knight-Ridder, Inc., The New York Times, The Washington Post and Times-Mirror. From 1977 to December 1994, Mr. de Boer was employed at HBO culminating in the positions of Executive Vice President of HBO Inc. and President of its International division, where he played an instrumental role in helping negotiate and broker deals that significantly increased that company's presence in its international markets. Mr. de Boer is also a director of Click TV, a television production company in the UK and Priva Technologies, both of which are private companies.

David Gillard, CGA, Chief Financial Officer

Mr. Gillard has been Chief Financial Officer of Stockgroup since November 2001, and prior to that he had been with the Company in the capacity of Controller since March 2000. Prior to joining Stockgroup, he had been in the accounting field for 10 years, including most recently over 6 years in the accounting department of Maynards Industries Ltd., one of the largest asset conversion companies in North America. He is a graduate of the British Columbia Institute of Technology, and has been a Certified General Accountant since 1996.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to the Chief Executive Officer and the President for all services rendered to us in all capacities during each of the years ended December 31, 1999, 2000 and 2001. None of the other executive officers received salary and bonus exceeding $100,000 during those years.

Summary Compensation Table

-------------------------------------------------------------------------------
                                                     Securities     All Other
Name and Principal Position    Year       Salary     Underlying    Compensation
                                            $        Options (#)          $
-------------------------------------------------------------------------------
Marcus New                     1999      $111,073      325,000      $         0
Chief Executive Officer,       2000      $147,460            0      $         0
Chairman and Director          2001      $ 97,194      100,000      $         0
-------------------------------------------------------------------------------
Leslie Landes                  1999      $122,654      745,800      $         0
President &                    2000      $145,668            0      $         0
Chief Operating Officer        2001      $ 97,194      533,200      $         0
===============================================================================

Option Grants In the Last Fiscal Year To Named Executive Officers

--------------------------------------------------------------------------------

                         Securities     % Of Total
                         Underlying     Options
                         Options        Granted to      Exercise     Expiration
                         Granted        Employees       Price        Date
Name                     (1)(2)         In Year         $
--------------------------------------------------------------------------------
Marcus New               100,000         4.6%           0.12         18-Sep-07
Leslie Landes            533,200        24.4%           0.22         10-Aug-07
--------------------------------------------------------------------------------

(1) All of the above options are subject to the terms of our Stock Option Plan and are exercisable only as they vest. The options have a term of 6 years from date of grant.

(2) All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

No Bonuses were paid to named executive officers in any of the above years. No Restricted Stock Awards (RSAs), Stock Appreciation Rights (SARs), or Long Term Incentive Plans (LTIPs) were awarded to named executive officers in any of the above years.

On August 10, 2001, for services rendered to us, Leslie Landes was granted 533,200 options at an exercise price of $0.22 per share, which vest over three years beginning February 10, 2002. On September 18, 2001, for services rendered to us, Marcus New was granted options to purchase 100,000 shares of common stock at an exercise price of $0.12 per share. These options fully vest on March 18, 2002.

AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table summarizes the option holdings of the named executive officers as at December 31, 2001:

----------------------------------------------------------------------------------------------
                                                Number of Shares          Value of Unexercised
                                                underlying                In-the-Money
                                                Unexercised Options       Options at
                                                At December 31, 2001      December 31, 2001
----------------------------------------------------------------------------------------------
                    Shares
                    acquired        Value       Exer-        Unexer-      Exer-      Unexer-
Name                on Exercise     Realized    cisable      cisable      cisable    cisable
----------------------------------------------------------------------------------------------
Marcus New         0                0           130,000      295,000      $   0      $     0
Leslie Landes      0                0           319,920      851,480      $   0      $11,550
==============================================================================================

Directors' Compensation

We compensate our outside Directors by issuing each one options to acquire shares of common stock which fully vest after one year of service on the board of directors. Mr. David Caddey and Mr. Lee de Boer were each granted 50,000 such options on August 10, 2001 that have an exercise price of $.22 per share and will fully vest on August 10, 2002.

Employment and Severance Agreement

We have an employment agreement with the President, Leslie Landes. This agreement was signed on August 4, 1998 and has a term of 5 years. Under the agreement Mr. Landes is scheduled to receive compensation of a minimum of C$150,000 per annum. The agreement may be terminated by us or Mr. Landes on 30 days' notice, and if termination is initiated by us, Mr. Landes is to receive a severance payment equal to 12 months compensation.

1999 Incentive Stock Option Plan

The purposes of our 1999 Incentive Stock Option Plan are to enhance our profitability and shareholder value by enabling us to offer stock based incentives to employees, directors and consultants. The 1999 Stock Option Plan authorizes the grant to our, and our subsidiaries, employees, directors, consultants and advisors, of:

      o     stock options;

      o restricted shares (which would generally provide for a substantial risk of forfeiture for a period of time);

      o deferred shares, which would generally provide for shares to be issued upon services being rendered; and

      o performance shares, which would generally provide for shares to be issued upon the attainment of specified performance goals.

Under the 1999 Stock Option Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and non-qualified stock options. Incentive stock options may only be granted to our employees.

The number of shares authorized and reserved for grants under the 1999 Stock Option Plan is 2,000,000. The 1999 Stock Option Plan is administered by the board of directors, although the board has the right to appoint a committee of two or more non-employee directors to administer the Plan. Subject to the provisions of the Plan, the board and the committee have authority to determine the employees, directors, consultants and advisors who are to receive awards and the terms of such awards, including:

      o     the number of shares subject to the award;

      o     the fair market value of the shares subject to options;

      o     the exercise price per share;

      o the terms of vesting, including whether vesting accelerates upon a change of control, which may also be granted to participants at any time after an award has been granted; and

      o     other terms.

Grants of options may consist of incentive stock options, non-qualified stock options, or a combination of both. Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and non-qualified stock options must have an exercise price at least equal to 75% of the fair market value of a share on the date of the award. If the grant of an incentive stock option is to a shareholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between us and the respective option holders. Awards under the 1999 Stock Option Plan may not be made after March 11, 2009, and stock options granted before that date may not have a term beyond that date.

If the employment with us of the holder of a stock option is terminated for any reason other than as a result of a voluntary termination with the consent of the board or the holder's death or disability, the holder's stock option terminates on the same date. If the termination is due to such a voluntary termination the holder may exercise the option, to the extent exercisable on the date of termination of employment, until 3 months after the date of termination. If an option holder dies or becomes disabled, stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until six months after the date of death or disability.

As of June 24, 2002, options to purchase up to 1,893,576 shares of common stock had been granted under the 1999 Stock Option Plan, of which 938,576 have been exercised, and options to purchase 106,424 shares were available for future grants. We have registered the shares subject to issuance under our 1999 Stock Option Plan, pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on November 16, 1999.

2000 Incentive Stock Option Plan

The purposes and description of our 2000 Incentive Stock Option Plan are identical to the 1999 Stock Option Plan in all respects, save that the amount of shares authorized and reserved for issuance under the 2000 Stock Option Plan is 500,000 shares. As of June 24, 2002, 451,666 options have been issued under the 2000 Stock Option Plan, of which 264,166 have been exercised and 48,334 options are available to be granted. We have registered the shares subject to issuance under our 2000 Stock Option Plan, pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on May 15, 2001.

2001 Incentive Stock Option Plan

The purposes and description of our 2001 Incentive Stock Option Plan are identical to the 1999 and 2000 Stock Option Plans in all respects, save that the amount of shares authorized and reserved for issuance under the 2001 Stock Option Plan is 1,000,000 shares. As of June 24, 2002, 956,402 options have been issued under the 2001 Stock Option Plan, of which 23,202 have been exercised and 43,598 options are available to be granted. We registered the shares subject to issuance under our 2001 Stock Option Plan, pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on May 13, 2002.

2002 Incentive Stock Option Plan

The purposes and description of our 2002 Incentive Stock Option Plan are identical to the 1999, 2000, and 2001 Stock Option Plans in all respects, save that the amount of shares authorized and reserved for issuance under the 2002 Stock Option Plan is 1,500,000 shares. As of June 24, 2002, 517,500 options have been issued under the 2002 Stock Option Plan, of which none have been exercised and 982,500 options are available to be granted. We registered the shares subject to issuance under our 2002 Stock Option Plan, pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on May 13, 2002.

                              SELLING SHAREHOLDERS

This prospectus relates to the offering by the selling shareholders of shares of our common stock acquired by them in an equity investment and exercise of warrants that the selling shareholders received in certain private placements. All of the shares of common stock offered by this prospectus are being offered by the selling shareholders for their own accounts.

[A] 22 SHAREHOLDERS PARTICIPATING IN THE MARCH 25, 2002 PRIVATE PLACEMENT

We are registering the resale of 4,051,000 common shares for this group of investors.

Bank Sal. Oppenheim jr. & Cie, A. Richard Bullock, Canadian Gravity Recovery Inc., Jons Edstrand, Friedrich Gruehl, Inversiones Hispanola, Peter Jensen, Tara Landes, Kathy Leishman, Les Entreprises de Richard Atkinson Ltee, LOM Nominees Ltd., Northeastern Resources Corp., Thomas O'Neill, PCG Performance Capital Group Ltd., Susan P. Richards, Robert J. Charlton Personal Law Corp., Lawrence Ross, Vincent Smith, Value Relations IR Services, Praveen Varshney, WAT Capital Corp., and Michael Wells (collectively, the "selling shareholders") purchased an aggregate 2,000,000 units, each unit consisting of one common share and one non-transferable warrant, at a price of $0.20 per unit, plus 51,000 common shares at a price of $0.20 per share, for total gross proceeds of $410,200, from us in a private placement transaction which completed on March 25, 2002. Each warrant entitles the holder to acquire one share of the Company at an exercise price of $0.25 until March 24, 2003.

As of the date of this filing, none of the warrants had been exercised.

The following table sets forth information with respect to the common stock beneficially owned by the selling shareholders as of the date of this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

The percentage interest of each selling shareholder is based on the beneficial ownership of that selling shareholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling shareholder (but not any other selling shareholder) when exercising warrants in the future.

To our knowledge, each of the selling shareholders has sole voting and investment power over the shares of common stock listed in the table below. No selling shareholder has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities. To our knowledge, none of these investors is affiliated with the others. One of the selling shareholders, Tara Landes is the daughter of one of our officers.

----------------------------------------------------------------------------------------------
                                                                      NUMBER OF
                                 ORIGINAL GROSS       NUMBER OF     SHARES OWNED
           SELLING                  PROCEEDS            SHARES        AFTER THE       PERCENT
         SHAREHOLDERS                   $             REGISTERED      OFFERING        OF CLASS
----------------------------------------------------------------------------------------------
Bank Sal. Oppenheim jr. Cie          50,000            500,000            0              0%
----------------------------------------------------------------------------------------------
A. Richard Bullock                   25,000            250,000            0              0%
----------------------------------------------------------------------------------------------
Canadian Gravity Recovery Inc.       10,000            100,000            0              0%
----------------------------------------------------------------------------------------------
Jons Edstrand                        10,000            100,000            0              0%
----------------------------------------------------------------------------------------------
Friedrich Gruehl                     20,000            200,000            0              0%
----------------------------------------------------------------------------------------------
Inversiones Hispanola                25,000            250,000            0              0%
----------------------------------------------------------------------------------------------
Peter Jensen                         10,000            100,000            0              0%
----------------------------------------------------------------------------------------------
Tara Landes                           4,000             40,000            0              0%
----------------------------------------------------------------------------------------------
Kathy Leishman                       24,000            240,000            0              0%
----------------------------------------------------------------------------------------------
Les Entreprises de Richard
Atkinson Ltee                        20,000            200,000            0              0%
----------------------------------------------------------------------------------------------
LOM Nominees Ltd.                    10,000            100,000            0              0%
----------------------------------------------------------------------------------------------
Northeastern Resources Corp.         20,000            200,000            0              0%
----------------------------------------------------------------------------------------------
Thomas O'Neill                       10,000            100,000            0              0%
----------------------------------------------------------------------------------------------
PCG Performance
Capital Group Ltd.                  100,000          1,000,000      100,000            0.7%
----------------------------------------------------------------------------------------------
Susan P. Richards                     5,000             50,000            0              0%
----------------------------------------------------------------------------------------------
Robert J. Charlton
Personal Law Corp.                   16,000            160,000            0              0%
----------------------------------------------------------------------------------------------
Lawrence Ross                         2,800             14,000            0              0%
----------------------------------------------------------------------------------------------
Vincent Smith                        10,000            100,000            0              0%
----------------------------------------------------------------------------------------------
Value Relations
IR Services                           7,400             37,000            0              0%
----------------------------------------------------------------------------------------------
Praveen Varshney                     11,000            110,000            0              0%
----------------------------------------------------------------------------------------------
WAT Capital Corp.                    10,000            100,000            0              0%
----------------------------------------------------------------------------------------------
Michael Wells                        10,000            100,000            0              0%
----------------------------------------------------------------------------------------------

We are registering the resale of a total of 4,051,000 shares for this group of shareholders in this prospectus.

The number of shares to be issued upon exercise of the warrants is based upon an exercise price of $0.25 for the 2,000,000 warrants.

[B] STANLEY HOLLANDER

We are registering 250,000 common shares for this shareholder.

Stanley Hollander holds 250,000 non-transferable warrants, each exercisable for one share of our common stock, with an exercise price of $0.30 and an expiry date of September 15, 2003. These warrants were issued to him pursuant to a consulting agreement dated March 16, 2002.

All warrants are immediately exercisable, so as of the date of this filing, Stanley Hollander's beneficial ownership of our stock is 1.8% of the outstanding common shares. As of the date of this filing none of the warrants had been exercised.

[C] MOUSTAFA, ASLAN, PANETTA, STONE, MCCORMACK, BRUENING, ALLIOTTS

We are registering the resale of 1,408,827 common shares for this group of selling shareholders. These shares had previously been registered on Form SB-2 file #333-57296, as amended.

Yasser Moustafa ("Moustafa"), Richard Stone ("Stone"), Aslan Ltd. ("Aslan"), Panetta Partners, Ltd. ("Panetta"), Dennis McCormack ("McCormack"), Christoph Bruening ("Bruening") and Keith Alliotts ("Alliotts") (collectively, the "selling shareholders") purchased an aggregate of $0.5 million of convertible debentures and warrants from us in a private placement transaction which closed on January 19, 2001. As part of that private placement, the selling shareholders were issued debentures that may be converted into our common stock and warrants to acquire our common stock. The debentures and the warrants and related documents are described in more detail on page 46 of this prospectus. Holders of the debentures and warrants are prohibited from using them to convert into and acquire shares of our common stock to the extent that such conversion or acquisition would result in such holder, together with any affiliate thereof, beneficially owning in excess of 9.99% of the outstanding shares of our common stock following such conversion or acquisition. This restriction may be waived by the holder on not less than 65 days' notice to us.

On July 17, 2001, one of the debenture holders converted principal of $300,000 plus accrued interest into 608,827 common shares. On March 15, 2002, the remaining debenture holders converted the remaining principal of $200,000 plus accrued interest into 413,808 common shares.

The following table sets forth information with respect to the common stock beneficially owned by the selling shareholders as of the date of this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, the selling shareholders are subject to certain limitations on the exercise of their warrants. The most significant of these limitations is that each such selling shareholder may not exercise his or its warrants if such exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unexercised warrants) to exceed 9.99% of the outstanding shares of common stock. The number of shares registered for resale by each of the selling shareholders under this prospectus includes shares issuable upon exercise of their warrants only.

The percentage interest of each selling shareholder is based on the beneficial ownership of that selling shareholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling shareholder (but not any other selling shareholder) when exercising warrants or other rights in the future. For purposes of presentation in this table, the 9.99% limit referred to above was disregarded.

To our knowledge, each of the selling shareholders has sole voting and investment power over the shares of common stock listed in the table below. No selling shareholder has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

-----------------------------------------------------------------------------------------------------------
                                ORIGINAL PRINCIPAL        NUMBER OF         NUMBER OF SHARES
       SELLING                 AMOUNT OF DEBENTURES        SHARES           OWNED AFTER THE        PERCENT
     SHAREHOLDERS                    ISSUED ($)          REGISTERED             OFFERING          OF CLASS
Yasser Hosny Moustafa                300,000             1,088,827                    0              0%
Richard B. Stone                      50,000                80,000              103,452               *
Aslan Ltd.                            50,000                80,000              103,452               *
Panetta Partners, Ltd.                25,000                40,000               51,726               *
Dennis McCormack                      25,000                40,000               51,726               *
Christoph Bruening                    25,000                40,000               51,726               *
Keith Alliotts                        25,000                40,000               51,726               *
-----------------------------------------------------------------------------------------------------------

      *     Less than 1%

With the exception of Moustafa, the number of shares owned after the offering shown for each of the selling shareholders represents the number of shares received upon conversion of each shareholder's convertible debenture. We are registering for each shareholder, for each $100,000 of original principal of the convertible debenture, the sale of 160,000 shares underlying warrants, for an aggregate of 800,000 shares underlying warrants, plus 608,827 shares acquired by Moustafa upon conversion of $300,000 in principal plus accrued interest on July 17, 2001. For further clarification, we are not registering in this prospectus the sale of 413,808 common shares issued on the March 15, 2002 conversion. Such shares, although they are reflected in the above table as being owned after the offering, may be sold by the selling shareholders under Rule 144 or another available exemption from registration.

We have assumed the sale of all of the common stock offered under this prospectus will be sold. However, as the selling shareholders can offer all, some or none of their shares of common stock, no definitive estimate can be given as to the number of shares that the selling shareholders will hold after this offering. We have included the maximum number of shares each shareholder could own after this offering, not including shares, if any, purchased or sold in the open market. Holders of the warrants are prohibited from using them to convert into or acquire shares of our common stock to the extent that such conversion or acquisition would result in such holders, together with any affiliate thereof, beneficially owning in excess of 9.99% of the outstanding shares of our common stock following such conversion or acquisition. This restriction may be waived by the holder on not less than 65 days notice to us.

The warrants of each of the selling shareholders are exercisable through July 31, 2005. 62.5% of the warrants of each selling shareholder have an exercise price of $0.25 per share. The balance of the warrants have an exercise price of $0.50 per share.

                             PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 24, 2002 the beneficial ownership of common stock of each person known to us who owns more than 5% of our issued and outstanding common stock.

Name and address* of                  Amount and Nature            Percent of
Beneficial Owner                  of Beneficial Ownership             Class
----------------                  -----------------------             -----
Marcus New                              3,361,500                     24.37%
Yvonne New                              2,364,500                     17.14%
518464 B.C. Ltd.                        1,945,000                     14.10%
Craig Faulkner                            834,000                      6.05%

*Unless otherwise referenced, the address for each of the above mentioned parties is c/o Stockgroup Information Systems Inc. Suite 500 - 750 West Pender Street, Vancouver, B.C. Canada V6C 2T7.

On March 11, 1999, Stockgroup entered into a Share Exchange and Share Purchase Agreement with 579818 B.C. Limited, a British Columbia subsidiary in which Stockgroup owns 100% of the issued and outstanding voting common stock; Stock Research Group, Inc., a British Columbia corporation (now named Stockgroup Media Inc.); and all of the shareholders of Stock Research Group, Inc. ("SRG"). Under that Agreement 579818 B.C. Ltd. acquired all of the issued and outstanding shares of SRG, in consideration of which 579818 B.C. Ltd. issued to the SRG shareholders 3,900,000 Class A Exchangeable Shares. Stockgroup also issued to Stock Trans, Inc., its transfer agent, 3,900,000 shares of common stock, to hold as trustee for the benefit of the SRG shareholders. The exchangeable shares may be converted, at the option of the holder, into an equal number of shares of common stock in the capital of Stockgroup held by the trustee. Pending any such conversion, each holder of the exchangeable shares may direct the trustee to vote an equivalent number of shares of common stock. The trustee has no discretion as to voting or disposition of common stock.

As a result of these transactions, each of the former SRG shareholders has the right to vote, or to direct the trustee to vote on their behalf, a number of shares of common stock in the capital of Stockgroup equal to the number of exchangeable shares held of record by them. As of the date of this filing, the aggregate number of shares of common stock issued to the trustee is 3,058,000, represent approximately 22% of issued and outstanding shares of common stock.

The trust created by these transactions will continue until the earliest to occur of the following events:

|_|   no outstanding exchangeable shares are held by any former SRG shareholder;

|_| each of 579818 B.C. Ltd. and Stockgroup acts in writing to terminate the trust and such termination is approved by the holders of the exchangeable shares; and

|_|   December 31, 2098.

Of the amount shown for Marcus New, 50% (or 1,142,000 shares) of the exchangeable shares are owned by Yvonne New, Mr. New's wife.

Marcus New owns directly 169,500 Exchangeable shares and his wife, Yvonne New, owns directly 169,500 exchangeable shares. They both indirectly, through 518464 B.C. Ltd., a British Columbia company owned by Mr. New as to 50% and his wife Yvonne New as to 50%, 1,945,000 exchangeable shares. Accordingly, Marcus and Yvonne New beneficially own 2,284,000 exchangeable shares of common stock, which represent approximately 17% of issued and outstanding common stock.

Mr. New also owns 2,000 shares of common stock which were purchased in the open market. On March 11, 1999, Mr. New was granted options to purchase 325,000 shares of common stock at an exercise price of $2.50, of which 195,000 options had vested by June 24, 2002. On September 18, 2001, Mr. New was also granted options to purchase 100,000 shares of common stock at an exercise price of $0.12 per share. These options fully vested on March 18, 2002, and expire on September 17, 2007. On March 5, 2002, Mr. New was also granted options to purchase 400,000 shares of common stock at an exercise price of $0.22 per share. These options fully vested on March 5, 2002. On May 13, 2002, Mr. New was also granted options to purchase 300,000 shares of common stock at an exercise price of $0.17 per share. In combination with Mr. New's 2,284,000 exchangeable shares, 995,000 vested options, and 2,000 shares of common stock, and his wife Yvonne New's 80,500 shares of common stock, Mr. New holds a beneficial ownership position in the company of 3,361,500 shares representing approximately 24.37% of issued and outstanding common stock as of June 24, 2002.

Of the amount shown for Craig Faulkner, Mr. Faulkner owns directly 169,000 exchangeable shares and indirectly, through 569358 B.C. Ltd., a British Columbia company owned by Mr. Faulkner, 565,000 exchangeable shares. Mr. Faulkner has been granted options to acquire 100,000 shares of common stock at an exercise price of $0.12 per share. Mr. Faulkner was granted these options on September 18, 2001. The options fully vested on March 18, 2002. Mr. Faulkner, through his direct and indirect holdings, and 100,000 vested options, beneficially owns 834,000 shares representing 6.05% of the issued and outstanding common stock as of June 24, 2002.

SECURITY OWNERSHIP OF MANAGEMENT

The tables below and the paragraphs that follow present certain information concerning directors, executive officers and significant employees. Mr. David Caddey is Mr. Marcus New's wife's uncle. Other than this relationship, none of the our directors, executive officers or significant employees has any family relationship with any other director, executive officer or significant employee.

--------------------------------------------------------------------------------------------------------------
Name                  Age      Position with Company              Executive        Shares            Percent
                                                                  Officer /        Beneficially        of
                                                                  Director         Owned              Class
                                                                  Since            June 24, 2002
--------------------------------------------------------------------------------------------------------------
Directors:
Marcus A. New         32       Chairman of the Board,
                               Chief Executive Officer,
                               Director                           05/04/95         3,361,500          24.37%
Craig D. Faulkner     31       Director                           05/04/95           834,000           6.05%
Leslie Landes         58       President,
                               Chief Operating Officer,
                               Director                           08/04/98           319,920           2.32%
David Caddey          52       Director                           05/04/95            60,000           0.43%
Louis de Boer II      49       Director                           10/07/99                 0           0.00%
David Gillard         33       Chief Financial Officer            11/16/01           100,000           0.72%
--------------------------------------------------------------------------------------------------------------
All Directors, Executive Officers and
Significant employees as a group                                                   4,675,420          33.89%
--------------------------------------------------------------------------------------------------------------

Of the amount shown for Mr. Caddey, 50% (or 30,000 shares) are owned by Ms. Donna Caddey, Mr. Caddey's wife.

Mr. David Caddey and his wife, Donna Caddey, each own directly 20,000 exchangeable shares. In addition, 20,000 shares of common stock are owned jointly by David and Donna Caddey. Accordingly, Mr. and Ms. Caddey beneficially owns 60,000 shares of common stock which represents approximately 0.43% of issued and outstanding common stock. Mr. Caddey has been granted options to purchase 50,000 shares of common stock at an exercise price of $0.22 per share. Mr. Caddey was granted these options on August 10, 2001. The options have a six-year term and full vesting of the 50,000 options will take place on August 10, 2002, and the beneficial ownership in the table above does not include any shares of common stock underlying these options. In combination with his direct and indirect holdings of 40,000 exchangeable shares and direct and indirect holdings of 20,000 shares of common stock, Mr. Caddey beneficially owns 60,000 shares representing approximately 0.43% of issued and outstanding common stock.

On March 11, 1999 Mr. Leslie Landes had been granted options to purchase 745,800 shares of common stock at a price of $0.01 per share as to 105,000 and $0.94 as to 640,800. These options begin vesting on August 4, 2002 and expire on August 1, 2004. As of December 31, 2001 107,600 of the $0.94 options had been forfeited. As of June 24, 2002 a further 533,200 options had been cancelled. On August 10, 2001 Mr. Landes was granted an additional 533,200 options at an exercise price of $0.22, of which 319,920 had vested by June 24,

2002. As at June 24, 2002, Mr. Landes' options provide him with beneficial ownership of 319,920 of issued and outstanding common stock representing approximately 2.32% of the issued and outstanding common stock.

On August 10, 2001, Mr. Louis de Boer was granted options to purchase 50,000 shares of common stock at an exercise price of $0.22 per share, with a six year term and full vesting on August 10, 2002. As at June 24, 2002, Mr. de Boer had beneficial ownership of zero shares of common stock.

On April 30, 2001, Mr. David Gillard was granted options to purchase 7,500 shares of common stock at an exercise price of $0.31 per share, with full vesting on October 31, 2001 and a six year life. On May 13, 2002, Mr. Gillard was granted options to purchase 92,500 shares of common stock at an exercise price of $0.15 per share, with full vesting on May 13, 2002 and a six year life. As at June 24, 2002, Mr. Gillard had beneficial ownership of 100,000 shares of common stock, representing approximately 0.73% of the issued and outstanding common stock.

                          DESCRIPTION OF CAPITAL STOCK

The following description of our securities and various provisions of our Articles of Incorporation and our bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the Articles of Incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus constitutes a part, and provisions of applicable law. Our authorized capital stock consists of 75,000,000 shares of common stock, no par value, of which 13,795,768 shares were issued and outstanding as of June 24, 2002, and 5,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of June 24, 2002. As of June 5, 2002, there were 70 holders of record of our common stock.

                                  COMMON STOCK

Each share of common stock is entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has any pre-emptive right to subscribe for any of our securities. Upon dissolution, liquidation or winding up of Stockgroup, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Each shareholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting in the election of directors will be able to elect all the directors if they choose to do so.

Currently, our bylaws provide that shareholder action may be taken at a meeting of shareholders and may be affected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Colorado law requires a greater percentage. Our Articles of Incorporation provide that they may be amended by the affirmative vote of a majority of the shares entitled to vote on such an amendment. These are the only provisions of our bylaws or Articles of Incorporation that specify the vote required by security holders to take action.

PREFERRED STOCK

The board of directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the board of directors may fix the rights, preferences and designations thereof. No shares of preferred stock are currently outstanding and we have no present plans to issue any shares of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

CONVERTIBLE DEBENTURES, NOTES AND WARRANTS

[A] MOUSTAFA, ASLAN, PANETTA, STONE, MCCORMACK, BRUENING, ALLIOTTS $500,000

On January 19, 2001, we entered into a Securities Purchase Agreement with seven unaffiliated investors to issue $500,000 of unsecured 3% convertible debentures ("debentures"), and 4-year warrants ("warrants").

The debentures mature on December 31, 2003 and are convertible into common shares at any time. The maximum and minimum conversion prices for the debentures are $1.00 and $0.50 respectively. The actual conversion price of the debentures will be determined upon receipt of a conversion notice and will be lessor of (a) the maximum conversion price, or (b) 80% of the 2 lowest closing prices of our common shares during the 10 trading days prior to the date of conversion, but in no case less than the minimum conversion price. Interest accrues on the debentures at the rate of 3% per annum, and is payable on each conversion date, at the end of each calendar quarter and at maturity. Interest may be paid in the form of cash or shares at our option.

The warrants were issued on a pro-rata basis, with each debenture holder receiving one Series A warrant for each dollar of debentures purchased and three Series B warrants for each five dollars of debentures purchased. The exercise price of the warrants is $1.00 per share for the Series A warrants and $2.00 per share for the Series B warrants. The warrants permit the holders to acquire up to an aggregate of 800,000 common shares at any time up to December 31, 2004.

The maximum and minimum conversion prices of the debentures and the exercise price of the warrants are subject to adjustment upon the happening of certain events, such as the payment of a stock dividend, a stock split, a corporate merger or spin-off, or the issuance of securities at a price below the conversion price.

The debentures and warrants contain provisions which limit the number of shares of common stock into which the debentures are convertible and the warrants are exercisable. Under these provisions, the number of shares of common stock into which the debentures are convertible and the warrants are exercisable on any given date, together with any additional shares of common stock held by the note-holders, will not exceed 9.99% of our then outstanding common stock.

On July 17, 2001, one of the debenture holders converted principal of $300,000 plus accrued interest into 608,827 common shares. This conversion resulted in the immediate recognition of $254,554 in interest expense related to the previously unamortized debt discount and beneficial conversion feature.

On March 15, 2002, Stockgroup and the 3% convertible debenture holders agreed to an amendment to the original Securities Purchase Agreement. The debenture holders agreed to immediately convert the outstanding principal of $200,000 and accrued interest into common shares of Stockgroup at the minimum conversion price of $0.50 and we agreed to modify the existing terms of the Series A and B warrants. The exercise price of the Series A warrants has been reduced from $1.00 to $0.25. The exercise price of the Series B warrants has been reduced from $2.00 to $0.50. The expiry date for both the Series A and B warrants has been extended to July 31, 2005.

The foregoing has been a brief description of some of the terms of the debentures and warrants. For a more detailed description of the rights of the holders of the debentures and warrants, prospective investors are directed to the actual forms of the debentures and warrants, and the Convertible Note Purchase Agreement under which they were issued, which were all filed as exhibits to our Form 8-K filed with the SEC on January 29, 2001.

Under a Registration Rights Agreement entered into on January 19, 2001, we agreed to register the shares of common stock issuable to the selling shareholders upon conversion of their debentures and exercise of their warrants. The Registration Rights Agreement was amended on March 15, 2002 to include only the warrant shares and the 608,827 Moustafa shares. This prospectus is part of the registration statement intended to satisfy this obligation. The registration rights agreement requires us to file a registration statement with respect to the shares within a specified period of time and to have the registration statement be declared effective within a specific period of time. We must also keep the registration statement effective until all of the securities offered have been sold. We are responsible for the payment of all fees and costs associated with the registration of the securities, except that we are not responsible for legal fees generated by the selling shareholders' counsel(s), and we are not responsible for brokerage commissions and discounts. We are required to indemnify and hold harmless the selling shareholders and their agents and representatives, against:

      o     any untrue statement of a material fact in a registration statement;
            or

      o any violation or alleged violation of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Specific procedures for carrying out such indemnification are set forth in the Registration Rights Agreement.

[B] DEEPHAVEN AND AMRO $3,000,000

On April 3, 2000, we entered into a Convertible Note Purchase Agreement with two unaffiliated investors to issue unsecured 8% Convertible Notes ("notes") and 5-year Callable Warrants ("warrants") for gross proceeds of $3 million. In February 2002 this agreement was restructured as described below under Restructured Agreement.

The Original Agreement

Under the original agreement the notes mature on March 31, 2002 and became convertible into common shares after July 31, 2000. The notes may only be converted if we do not make payment on a lender's prepayment request, or if we seek to prepay the notes. The initial conversion price for the notes was $3.72. Prepayments on the notes were subject to a tiered prepayment schedule such that all prepayments after July 31, 2000 are payable at 115% of the principal. Interest accrues on the notes at the rate of 8% per annum, and is payable on each conversion date and at maturity. Interest may be paid in the form of cash or shares at our option. The lenders had the right to put back to us up to 25% of the unconverted amount of the notes during any 30-day period after July 31, 2000. By November 30, 2000, the lenders had the right to put back to us 100% of the unconverted amount of the notes. Upon the lenders' exercise of such right, we have the option of prepaying the portion of the notes sought to be converted, such prepayment to be in accordance with the tiered prepayment schedule set forth above. If we do not make such a prepayment within 10 days after our receipt of a put notice, the conversion rate of the notes and any accrued interest changes to the lesser of (a) the initial conversion price of $3.72, and (b) 88% of the average of the 5 lowest closing prices of our common shares during the 30 trading days prior to the date of conversion.

In the event the notes are not prepaid or converted prior to March 21, 2002, they will automatically convert on maturity to common shares at the lesser of
(a) the initial conversion price of $3.72, and (b) 88% of the average of the 5 lowest closing prices of our common shares during the 30 trading days prior to the date of maturity.

The warrants permit the holders to acquire up to 181,818 common shares at an exercise price of $3.30 at any time up to March 31, 2005. The warrants may be called by us, at a purchase price of $.01 per underlying share, if the stock price of Stockgroup's common shares exceeds $6.51 for any 20 consecutive trading days after the effective date of the registration statement, provided that the holders have the right to exercise the warrants within 30 days after their receipt of such a call.

The exercise price of the warrants is adjusted upon the occurrence of certain events, including the issuance of equity or convertible instruments exchangeable into common shares at a price below the market value of the common shares at the time of issuance and the exercise price of the warrants. In certain circumstances, the holders of the warrants could elect on exercise to satisfy their obligation to pay the cash exercise price to us by accepting a lesser number of common shares.

The notes and warrants contain provisions which limit the number of shares of common stock into which the notes are convertible and the warrants are exercisable. Under these provisions, the number of shares of common stock into which the notes are convertible and the warrants are exercisable on any given date, together with any additional shares of common stock held by Deephaven or Amro, will not exceed 4.99% of our then outstanding common stock. This restriction may be removed by the holder with 60 days' notice to us.

On August 10 and 17, 2000 respectively, the two note holders exercised their rights to put 25% of the notes, or $750,000 back to us. We extinguished the $750,000 principal, the $112,500 put premium and the $22,290 in accrued interest for cash of $884,790. The cash redemption resulted in a $1,048,373 extraordinary gain, which included the repurchase of the beneficial conversion feature at the date of extinguishment in the amount of $1,089,166 net of $40,793 in deferred financing costs.

On November 14, 2000, one of the note holders converted principal of $50,000 plus prepayment premium and accrued interest into 67,741 common shares.

On January 19, 2001, the exercise price and the number of callable warrants outstanding were adjusted as a result of the 3% convertible debentures and warrants being offered at a lower exercise price. The exercise price was decreased from $3.30 to $3.00 and the number of callable warrants were increased from 272,727 to 300,000.

On February 6, 2001, one of the note holders converted principal of $25,000 plus prepayment premium and accrued interest into 67,508 common shares.

On June 28, 2001, one of the note holders converted principal of $70,000 plus prepayment premium and accrued interest into 284,305 common shares.

On September 30, 2001, we extinguished a total of $181,000 in principal to one of the note holders. This extinguishment was made pursuant to an agreement whereby the note holder would refer business to us and the proceeds of such business would be used to repay the principal amount outstanding. These cash redemptions resulted in a $58,701 extraordinary gain at the date of extinguishment consisting of the repurchase of the beneficial conversion feature of $31,551 and the elimination of the prepayment premium of $27,150.

At December 31, 2001 holders of the convertible notes have the right to immediately convert $855,000 of the notes, in whole or in part, into common shares of Stockgroup at any time. The holders also have the right to put the remaining $1,069,000 to us at any time, in whole or in part, after which they may convert the amount of the notes subject to each put notice into common shares 10 days after each put notice.

The Restructured Agreement

On February 6, 2002 we and the two lenders reached an agreement to restructure the terms and conditions of the 8% convertible notes. The lenders agreed to waive the 15% prepayment premium of $288,600 and the accrued interest to date of $296,636 and converted $100,000 of the principal balance due into 666,700 common shares of Stockgroup at a conversion price of $0.15. The remaining principal balance due of $1,824,000 matures on December 31, 2003, is non-interest bearing and is convertible into common shares at any time at a fixed conversion rate of $0.50.

If the lenders do not convert, $300,000 is to be repaid in cash. The first cash payment of $100,000 is due June 30, 2002 and the remaining $200,000 will be repaid in ten quarterly payments of $20,000 beginning September 30, 2002. In the event that either we fail to make any of its scheduled cash payments or there is an outstanding principal balance on December 31, 2003, the conversion price will be immediately reduced to the lesser of $0.50 or 88% of the average of the 5 lowest closing prices of our common shares during the 30 trading days prior to the date of conversion.

The maturity date of any outstanding balance not converted by December 31, 2003 will be extended for two years and the conversion price will be reduced to the lesser of $0.50 or 88% of the average of the 5 lowest closing prices of our common shares during the 30 trading days prior to the date of conversion. After December 31, 2003 interest at 8% will begin accumulating on the outstanding balance.

ANTITAKEOVER EFFECTS OF COLORADO LAW AND OUR ARTICLES OF INCORPORATION AND
BYLAWS

Colorado law does not contain provisions which are intended to have the effect of delaying or deterring a change in control or management of Stockgroup.

Our Articles of Incorporation permit the issuance of up to 5,000,000 shares of preferred stock, having such rights, preferences and privileges as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Provisions of our bylaws which are summarized below may affect potential changes in control of Stockgroup. The board of directors believes that these provisions are in the best interests of shareholders because they will encourage a potential acquirer to negotiate with the board of directors, which will be able to consider the interests of all shareholders in a change in control situation. However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of Stockgroup and to make changes in management more difficult.

The bylaws provide the number of directors of Stockgroup will be established by the board of directors, but shall be no less than one. Between shareholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office by the affirmative vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

As discussed above, our bylaws further provide that shareholder action may be taken at a meeting of shareholders and may be effected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Colorado law requires a greater percentage.

We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

We believe that provisions of our Articles of Incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Colorado law. This is intended to allow our directors and officers the benefit of Colorado's corporation law which provides that directors and officers of Colorado corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions.

We intend to enter into indemnification agreements with our directors and officers. These agreements will provide, in general, that we will indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers. Currently, directors and officers are entitled to the benefits of the limitation of liability provided under our charter documents and the laws of the State of Colorado.

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT AND REGISTRAR

StockTrans, Inc. is the transfer agent and registrar for our capital stock.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, 13,795,768 shares of our common stock were outstanding, 1,061,424 shares of common stock were issuable subject to options granted under our 1999 stock option plan, 235,834 shares of common stock were issuable subject to options granted under our 2000 stock option plan, 976,798 shares of common stock were issuable subject to options granted under our 2001 stock option plan, 1,500,000 shares of common stock were issuable subject to options granted under our 2002 stock option plan, and 3,331,818 shares of common stock were issuable pursuant to warrants granted under private placements. Of the outstanding shares, 9,710,975 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act of 1933, unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, described below. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration.

The shares of common stock issued to certain selling shareholders are being registered in the registration statement of which this prospectus is a part. Upon effectiveness of this registration statement, such shares will also be immediately eligible for sale in public market subject to restrictions included in our agreements with the selling shareholders. We also filed registration statements to register for resale the 2,000,000 shares of common stock reserved for issuance under our 1999 stock option plan, the 500,000 shares of common stock reserved for issuance under our 2000 stock option plan, the 1,000,000 shares of common stock reserved for issuance under our 2001 stock option plan, and the 1,500,000 shares of common stock reserved for issuance under our 2002 stock option plan. These registration statements became effective immediately upon filing. Accordingly, shares covered by these registration statements are eligible for sale in the public market subject to vesting restrictions. As of June 24, 2002, 2,004,920 of these options were exercisable.

Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

                              PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such method of sale; and

      o     any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of Stockgroup or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell pledged shares.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

The validity of the issuance of the common stock offered hereby has been passed upon for us by Faegre & Benson LLP.

                                     EXPERTS

The consolidated financial statements of Stockgroup Information Systems Inc. at December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Stockgroup, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

UNAUDITED FINANCIAL STATEMENTS FOR THE QUARTERS ENDED MARCH 31, 2002 AND 2001

                      Stockgroup Information Systems Inc.
                          CONSOLIDATED BALANCE SHEETS
                    (UNAUDITED - Expressed in U.S. Dollars)

           [See Note 1 - Nature of Business and Basis of Presentation]

                                                                 March 31,         December 31,
                                                                    2002               2001
                                                                ------------       ------------
ASSETS
    CURRENT
       Cash and cash equivalents                                $    256,631       $    126,618
       Marketable securities                                           7,147             21,814
       Accounts receivable [net of allowances for doubtful
          accounts of $73,328; December 31, 2001 $92,331]            172,539            173,105
       Prepaid expenses                                              181,204             60,465
                                                                ------------       ------------
    TOTAL CURRENT ASSETS                                        $    617,521       $    382,002
       Property and equipment, net                              $    303,987       $    341,688
                                                                ------------       ------------
                                                                $    921,508       $    723,690
                                                                ============       ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
    CURRENT
       Bank indebtedness                                        $      4,929       $      6,081
       Accounts payable                                              249,695            373,674
       Accrued payroll liabilities                                    86,417            144,920
       Deferred revenue                                              124,447            124,944
       Current portion of capital lease obligation                     7,824              7,674
       Notes payable and accrued interest                            104,463            108,837
       Current portion of convertible notes (note 2)                 160,000          2,509,236
       Warrants liability (note 4)                                         0            110,000
                                                                ------------       ------------
    TOTAL CURRENT LIABILITIES                                   $    737,775       $  3,385,366
    Capital lease obligation                                           9,210             11,231
    Convertible notes (note 2)                                     1,426,236                 --
    Convertible debentures (note 3)                                       --             70,695
                                                                ------------       ------------
    TOTAL LIABILITIES                                           $  2,173,221       $  3,467,292
                                                                ------------       ------------
COMMITMENTS AND CONTINGENCIES (note 7)

SHAREHOLDERS' EQUITY (DEFICIENCY) (note 5)
       COMMON STOCK, No Par Value
       Authorized shares - 75,000,000
       Issued and outstanding shares - 13,795,768;
           10,131,260 at December 31, 2001                      $  8,441,002          7,969,090
       ADDITIONAL PAID-IN CAPITAL                                  2,784,772          2,422,014
       ACCUMULATED DEFICIT                                       (12,477,487)      $(13,134,706)
                                                                                   ------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)                         $ (1,251,713)      $ (2,743,602)
                                                                ------------       ------------
                                                                $    921,508       $    723,690
                                                                ============       ============

                   The Accompanying Notes Are An Integral Part
                    Of These Unaudited Financial Statements.

                       Stockgroup Information Systems Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (UNAUDITED - Expressed in U.S. Dollars)

           [See Note 1 - Nature of Business and Basis of Presentation]

                                                 Three Months       Three Months
                                                 Ended March        Ended March
                                                   31, 2002           31, 2001
                                                 ------------       ------------
REVENUE
    Revenues                                     $    442,241       $ 1,105,359
    Cost of revenues                                  164,248           426,875
                                                 ------------       -----------
    Gross profit                                 $    277,993       $   678,484

EXPENSES
    Sales and marketing                          $     92,060       $   206,823
    Product development                                18,498            91,348
    General and administrative                        363,540           642,585
                                                 ------------       -----------
                                                 $    474,098       $   940,756
                                                 ------------       -----------
LOSS FROM OPERATIONS                             $   (196,105)      $  (262,272)

Interest income                                           146             1,591
Interest expense                                     (184,359)          (96,703)
Loss on warrants liability                            (55,000)               --
Other income                                            3,951            18,703
                                                 ------------       -----------
NET LOSS BEFORE EXTRAORDINARY
    ITEMS                                        $   (431,367)      $  (338,681)

Extraordinary gain on restructuring
    of convertible notes (note 2)                   1,088,586                --
                                                 ------------       -----------
NET INCOME (LOSS)                                $    657,219       $  (338,681)
                                                 ============       ===========
BASIC AND DILUTED EARNINGS
(LOSS) PER SHARE:
Net loss before extraordinary items              $      (0.04)      $     (0.04)
Extraordinary gain on redemption
    of convertible notes                         $       0.10       $      0.00
Net income (loss)                                $       0.06       $     (0.04)
                                                 ============       ===========
Weighted average shares
    outstanding for the period                     10,776,737         8,515,431
                                                 ============       ===========

                   The Accompanying Notes Are An Integral Part
                    Of These Unaudited Financial Statements.

                       Stockgroup Information Systems Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (UNAUDITED - Expressed in U.S. Dollars)

           [See Note 1 - Nature of Business and Basis of Presentation]

                                                                Three Months  Three Months
                                                                Ended March    Ended March
                                                                  31, 2002       31, 2001
                                                                ------------  ------------
OPERATING ACTIVITIES                                                     --            --
Net income (loss)                                               $   657,219     $(338,681)
Add (deduct) non-cash items
    Amortization                                                     37,701        47,637
    Amortization of deferred financing costs                             --           975
    Extraordinary gain on restructuring of convertible notes     (1,088,586)           --
    Loss on warrants liability                                       55,000            --
    Effective interest on convertible notes and debentures          178,573        90,107
    Bad debt expense                                                (19,003)       69,060
    Common stock and equivalents issued for services                167,500         9,690
    Stock based compensation                                         27,568        26,555
                                                                -----------     ---------
                                                                $    15,972     $ (94,657)
    Net changes in non-cash working capital
       Marketable securities                                         14,667            --
       Accounts receivable                                           19,569      (324,919)
       Prepaid expenses                                            (120,739)        6,501
       Accounts payable                                            (123,979)     (155,892)
       Accrued payroll liabilities                                  (58,503)      (38,389)
       Accrued interest on notes payable                             (4,374)           --
       Deferred revenue                                                (497)      (18,657)
                                                                -----------     ---------
CASH PROVIDED BY (USED IN) OPERATIONS                           $  (257,884)    $(626,013)
                                                                -----------     ---------
FINANCING ACTIVITIES
    Issuance of common stock and warrants (net)                     390,920            --
    Issuance of convertible debenture (net)                              --       479,960
    Repayment of capital lease obligation                            (1,871)           --
    Repayment of bank indebtedness                                   (1,152)       (2,941)
                                                                -----------     ---------
CASH PROVIDED BY (USED IN) FINANCING                            $   387,897     $ 477,019
                                                                -----------     ---------
INVESTING ACTIVITIES
    Property and equipment (net)                                         --         9,400
                                                                -----------     ---------
CASH PROVIDED BY (USED IN) INVESTING                            $        --     $   9,400
                                                                -----------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    130,013      (139,594)
Cash and cash equivalents, beginning of period                      126,618       338,448
                                                                -----------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                        $   256,631     $ 198,854
                                                                ===========     =========

                   The Accompanying Notes Are An Integral Part
                    Of These Unaudited Financial Statements.

                       Stockgroup Information Systems Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    For the Three Months Ended March 31, 2002
                                   (UNAUDITED)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Stockgroup Information Systems Inc. (the "Company") is a financial media and technology company that provides various financial software solutions, tools, content and services to media, corporate, and financial services companies. The Company employs proprietary technologies that enable its clients to provide financial data streams and news combined with fundamental, technical, productivity, and disclosure tools to their customers, shareholders, and employees in a cost effective manner. The Company also provides Internet communications products for publicly traded companies and an online research center for the investment community through its www.smallcapcenter.com financial web site.

The Company was incorporated under the laws of Colorado on December 6, 1994.

The accompanying interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

These interim financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2001.

These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company incurred a loss before extraordinary items of $431,367 for the three months ended March 31, 2002, has an accumulated deficit of $12,477,487 and had a working capital deficiency of $120,254 as at March 31, 2002. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management has been able, thus far, to finance the losses, as well as the growth of the business, through a series of equity and debt private placements. Management expects that revenues resulting from current operations will increase which should allow the Company to continue profitable operations and positive cash flows in 2002. The Company is continuing to seek other sources of financing in order to grow the business to the greatest possible extent. There are no assurances that the Company will be successful in achieving its goals.

In view of these conditions, the ability of the Company to continue as a going concern is uncertain and dependent upon continuing a profitable level of operations and, if necessary, on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. CONVERTIBLE NOTES

---------------------------------------------------------------------------------------
                                                   March 31, 2002     December 31, 2001
---------------------------------------------------------------------------------------
Convertible notes, maturing December 31, 2005
         Principal                                    $ 1,824,000          $1,924,000
         Prepayment premium                                    --             288,600
         Interest                                              --             296,636
         Unamortized debt discount                       (237,764)                 --
---------------------------------------------------------------------------------------
         Subtotal                                     $ 1,586,236          $2,509,236
         Current portion                                  160,000           2,509,236
         Long term portion                              1,426,236                  --
=======================================================================================

On February 6, 2002 the Company and note holders reached an agreement to restructure the terms and conditions of the existing convertible notes and callable warrants.

The note holders agreed to waive the 15% prepayment premium of $288,600 and the accrued interest to date of $315,000 and immediately converted $100,000 of the principal balance due into 666,700 common shares of the Company at a conversion price of $0.15. The remaining principal balance of $1,824,000 matures on December 31, 2005. The notes are non-interest bearing and are convertible into common shares at the option of the holder at any time at a fixed conversion price of $0.50 through to December 31, 2003. From January 1, 2004 to December 31, 2005, or sooner in the event of a default on any mandatory payment described below, the notes bear interest at 8% and are convertible into common shares at the option of the holder at any time at a conversion price equal to the lesser of (i) the initial conversion price of $0.50 and (ii) 88% of the average of the 5 lowest closing prices of the Company's common shares during the 30 trading days prior to the date of conversion.

The restructured agreement provides for $300,000 of mandatory payments through to December 31, 2004. A one-time payment of $100,000 is due on June 30, 2002 and then separate payments of $20,000 are due at the end of each of the following ten quarters through to December 31, 2004. If applicable, the Company will also provide mandatory payments of 20% of the gross proceeds raised from any common stock or common stock equivalent financing in excess of $2,000,000 in 2002 and 20% of the gross proceeds raised from any common stock or common stock equivalent financing in excess of $500,000 in 2003.

The restructuring resulted in an extraordinary gain of $1,088,586 consisting of $603,600 for the waived prepayment premium and accrued interest, $247,222 for the repurchase of the beneficial conversion feature and $237,764 for the debt discount representing the difference between the fair value of the notes at a market interest rate of 8% and the face value of the notes which are non-interest bearing through to December 31, 2003. The debt discount of $237,764 is subject to accretion over the term to maturity of the convertible notes.

The callable warrants permit the holders to acquire up to 181,818 common shares at an exercise price of $3.00 at any time up to March 31, 2005. The warrants may be called by the Company, at a purchase price of $.01 per underlying share, if the stock price of the Company's common shares exceeds $6.00 for any 20 consecutive trading days, provided that the holders have the right to exercise the warrants within 30 days after their receipt of such a call.

3. CONVERTIBLE DEBENTURES

On March 15, 2002, the Company and the 3% convertible debenture holders agreed to an amendment to the original Securities Purchase Agreement. The debenture holders agreed to immediately convert the $200,000 outstanding principal and $6,904 accrued interest into 413,808 common shares of the Company at the minimum conversion price of $0.50. The conversion resulted in the immediate recognition of $135,503 in interest expense related to the previously unamortized debt discount and beneficial conversion feature.

The Company agreed to modify the existing terms of the Series A and B warrants. The exercise price of the Series A warrants has been reduced from $1.00 to $0.25. The exercise price of the Series B warrants has been reduced from $2.00 to $0.50. The expiry date for both the Series A and B warrants has been extended to July 31, 2005 from December 31, 2004. The reduction in the exercise price and extension of the expiry date of the warrants is accounted for as an inducement to convert the convertible debentures. The fair value of the warrants after the conversion was $24,000 greater than the fair value of the warrants prior to conversion and this excess fair value was recorded as interest expense on the conversion date.

4. WARRANTS LIABILITY

The Emerging Issues Task Force Abstract No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock ("EITF 00-19") became applicable to the Company's warrants on June 30, 2001. EITF 00-19 requires the Company to evaluate whether a sufficient number of authorized and unissued shares exists at each reporting date to control settlement by delivering shares. In that evaluation, the Company must compare the number of authorized but unissued shares, less the maximum number of shares that could be required to be delivered under existing convertible debt, stock option and warrant agreements with the maximum number of shares that could be required to be delivered on net share settlement of the warrants. If the Company does not have a sufficient number of authorized but unissued shares at the reporting date then the share settlement is not within the control of the Company and the warrants will be presented as a liability.

As at December 31, 2001, the Company could not demonstrate they had a sufficient number of authorized but unissued shares to share settle all of the outstanding warrants if exercised and the $110,000 fair value of the warrants was classified as a current liability. As a result of the February 6, 2002 restructuring of the convertible notes and callable warrants, the Company could demonstrate they had a sufficient number of authorized but unissued shares to share settle all of the outstanding warrants if exercised and the $165,000 fair value of the warrants was reclassified as equity. The $55,000 difference between the fair value on December 31, 2001 and February 6, 2002 was recorded as a loss on warrants liability in the statement of operations.

5. SHARE CAPITAL

The Company is authorized to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.

At March 31, 2002, in addition to the 13,795,768 common shares outstanding, there were also 2,075,700 stock options and 3,331,818 warrants outstanding.

Issues of common shares and common share equivalents for the three month period ended March 31, 2002 are summarized as follows:

On February 6, 2002, the Company issued 666,700 common shares pursuant to a conversion of $100,000 of principal under the restructured convertible notes as discussed in Note 2.

On February 25, 2002, the Company issued 33,000 common shares to an employee for services rendered. The transaction was recorded at a fair value of $7,500 based on the closing stock price on the date of the agreement.

On March 5, 2002, the Company issued 500,000 common shares to a consultant pursuant to a service contract. The transaction was recorded at a fair value of $107,500 based on the closing stock price on the date of the agreement.

On March 16, 2002, the Company issued warrants to purchase 250,000 common shares to a management consultant pursuant to a services agreement. The warrants have an exercise price of $0.30 and expire on September 15, 2003. The $60,000 fair value of the warrants issued was estimated using the Black-Scholes option pricing model and was recorded as an expense in the first quarter 2002.

On March 25, 2002, the Company issued 413,808 common shares pursuant to a conversion of the final $206,904 in principal and accrued interest of the convertible debentures as amended, discussed in Note 3.

On March 28, 2002 the Company completed a placement of 2,000,000 units at $0.20, each unit consisting of one common share and one warrant, plus 51,000 common shares, for gross proceeds of $410,200. Financing fees were $19,280, resulting in net cash proceeds of $390,920. Each warrant entitles the holder to acquire one common share at $0.25 per share until March 31, 2003. The net proceeds were allocated to common stock and warrants based on the relative fair value of each security at the time of issuance.

Stock Options

The Company's 1999, 2000, 2001, and 2002 Stock Option Plans (collectively the "Plans") authorize a total of 5,000,000 common shares for issuance. Activity under the Plans is set forth below.

--------------------------------------------------------------------------------
                                                        Options Outstanding
                                                    ----------------------------
                                     Shares
                                     available      Number of         Price per
                                     for grant      shares            share
--------------------------------------------------------------------------------
Balance at December 31, 2001           391,156      2,415,900     $  0.01 - 2.75
Additional shares authorized         1,500,000             --                 --
Options granted                     (1,008,000)     1,008,000        0.20 - 0.40
Options forfeited                      815,200       (815,200)       0.31 - 2.75
Options exercised                           --       (533,000)       0.23 - 0.25
--------------------------------------------------------------------------------
Balance at March 31, 2002            1,698,356      2,075,700     $  0.01 - 2.50
================================================================================

Warrants

As at March 31, 2002, common stock issuable pursuant to warrants outstanding is as follows:

------------------------------------------------------------------------------------------------------------------
                 Warrants                                                  Warrants
                Outstanding                                              Outstanding
                At January    Warrants      Warrants      Warrants        at March      Exercise       Expiry
                 1, 2002       Issued      Exercised     Cancelled        31, 2002       Price          Date
                    #             #             #            #               #             $
------------------------------------------------------------------------------------------------------------------
Series 1         300,000             --           --       18,182           281,818       3.00      March 31, 2005
Series 3A        500,000             --           --           --           500,000       0.25      July 31, 2005
Series 3B        300,000             --           --           --           300,000       0.50      July 31, 2005
Series 4              --      2,000,000           --           --         2,000,000       0.25      March 31, 2003
Series 5              --        250,000           --           --           250,000       0.30      Sept. 15, 2003
------------------------------------------------------------------------------------------------------------------
               1,100,000      2,250,000           --       18,182         3,331,818
==================================================================================================================

6. SEGMENTED INFORMATION

SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, requires a public business enterprise to report financial and descriptive information about its reportable operating segments. The Company has concluded that its business activities fall into one identifiable industry segment with the following sources of revenue:

                                                        For the three months ended
                                                     March 31, 2002      March 31, 2001
---------------------------------------------------------------------------------------
Public Company Disclosure and Awareness Products        $  285,177        $  430,425
Financial Software and Content Systems                     157,064           110,358
E-business Solutions                                            --           564,576
---------------------------------------------------------------------------------------
                                                        $  442,241        $1,105,359
=======================================================================================

During the first three months of 2002, the Company had one customer from whom revenue received by the Company represented approximately 11% of total revenue. During the first three months 2001, the Company had one customer from whom revenue received by the Company represented approximately 47% of total revenue. No other customers represented greater than 10% of revenue.

7. COMMITMENTS AND CONTINGENCIES

The Company is currently involved in litigation with a customer to collect amounts owing pursuant to a contract entered into in September 2000. The defendant provided a $100,000 deposit and contracted the Company to provide certain advertising services. The Company delivered the requested services throughout October and November 2000; however, the defendant defaulted on all additional payments. The Company is suing the defendant for the $351,800 balance owing, plus interest and costs. The defendant has filed a statement of defense and counterclaim to recover the $100,000 deposit. No court date has been set at this time. Although management currently believes the outcome of the litigation will be in the Company's favour, they have not elected to aggressively pursue the litigation at this time. The Company has made no provision for the counterclaim in the financial statements and any settlement or final award will be reflected in the statement of operations as the litigation is resolved.

       FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                AUDITORS' REPORT

To the Shareholders of
Stockgroup Information Systems Inc.
(formerly Stockgroup.com Holdings, Inc.)

We have audited the accompanying consolidated balance sheet of Stockgroup Information Systems Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stockgroup Information Systems Inc. at December 31, 2001 and 2000 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Stockgroup Information Systems Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 10 to the financial statements, in 2001, the Company changed its method of accounting for callable warrants.

Vancouver, Canada,
February 25, 2002 [except for Notes 15[b]            /s/ ERNST & YOUNG LLP
and [c] which are as of March 25, 2002].             Chartered Accountants

                       Stockgroup Information Systems Inc.

                           CONSOLIDATED BALANCE SHEETS
           [See Note 1 - Nature of Business and Basis of Presentation]

As at December 31                                      (expressed in US dollars)

                                                              2001             2000
                                                               $                 $
---------------------------------------------------------------------------------------
ASSETS [notes 5 and 7]
Current
Cash and cash equivalents                                    126,618         321,363
Marketable securities                                         21,814          17,085
Accounts receivable [net of allowances for doubtful
   accounts of $92,331; 2000 - $471,430] [note 3]            173,105         218,810
Prepaid expenses                                              60,465         116,127
---------------------------------------------------------------------------------------
Total current assets                                         382,002         673,385
---------------------------------------------------------------------------------------
Property and equipment, net [note 4]                         341,688         529,855
---------------------------------------------------------------------------------------
                                                             723,690       1,203,240
=======================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current
Bank indebtedness [note 5]                                     6,081          14,303
Accounts payable                                             373,674         796,637
Accrued payroll liabilities                                  144,920         194,241
Deferred revenue                                             124,944         181,987
Current portion of capital lease obligation [note 6]           7,674              --
Notes payable [note 7]                                       108,837              --
Convertible notes [note 8]                                 2,509,236       2,662,000
Warrants liability [note 10]                                 110,000              --
---------------------------------------------------------------------------------------
Total current liabilities                                  3,385,366       3,849,168
---------------------------------------------------------------------------------------
Capital lease obligation [note 6]                             11,231              --
Convertible debentures [note 9]                               70,695              --
---------------------------------------------------------------------------------------
Total liabilities                                          3,467,292       3,849,168
---------------------------------------------------------------------------------------
Commitments and contingencies [note 14]

Shareholders' equity (deficiency)
Common stock, no par value [note 11]
   Authorized shares -75,000,000 [2000 - 50,000,000]
   Issued and outstanding shares - 10,131,260 in 2001
     and 8,467,676 in 2000                                 7,969,090       7,344,483
Additional paid-in capital                                 2,422,014       2,602,743
Accumulated deficit                                      (13,134,706)    (12,593,154)
---------------------------------------------------------------------------------------
Total shareholders' equity (deficiency)                   (2,743,602)     (2,645,928)
---------------------------------------------------------------------------------------
                                                             723,690       1,203,240
=======================================================================================

See accompanying notes

                       Stockgroup Information Systems Inc.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
          [See Note 1 - Nature of Business and Basis of Presentation]

Year ended December 31                                 (expressed in US dollars)

                                                                       2001               2000
                                                                         $                  $
---------------------------------------------------------------------------------------------------
REVENUE
Revenues [note 12]                                                   2,857,151          4,037,608
Cost of revenues                                                     1,045,326          1,800,810
---------------------------------------------------------------------------------------------------
Gross profit                                                         1,811,825          2,236,798
===================================================================================================

EXPENSES
Sales and marketing                                                    466,954          2,718,992
Product development                                                    241,392            849,335
General and administrative                                           1,776,710          4,220,455
---------------------------------------------------------------------------------------------------
                                                                     2,485,056          7,788,782
---------------------------------------------------------------------------------------------------
Loss from operations                                                  (673,231)        (5,551,984)
Interest income                                                          4,020             85,138
Interest expense [notes 7, 8 and 9]                                   (596,097)        (3,910,517)
Gain on warrants liability [note 10]                                   242,000                 --
Other income (expense)                                                   9,509             (4,453)
---------------------------------------------------------------------------------------------------
Loss before extraordinary items and cumulative change
   in accounting principle                                          (1,013,799)        (9,381,816)
Extraordinary gain on convertible note redemptions [note 8]             58,701          1,048,373
Cumulative effect of change in accounting principle [note 10]          413,546                 --
---------------------------------------------------------------------------------------------------
Net loss                                                              (541,552)        (8,333,443)
===================================================================================================

Basic and diluted earnings (loss) per share
Loss before extraordinary items and cumulative change
   in accounting principle                                              (0.11)             (1.13)
Extraordinary gain on convertible note redemptions                        0.01               0.12
Cumulative effect of change in accounting principle                       0.04                 --
---------------------------------------------------------------------------------------------------
Net loss                                                                (0.06)             (1.01)
===================================================================================================

Weighted average number of common shares outstanding                 9,305,391          8,284,867
===================================================================================================

See accompanying notes

                       Stockgroup Information Systems Inc.

                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
                               EQUITY (DEFICIENCY)
          [See Note 1 - Nature of Business and Basis of Presentation]

Year ended December 31                                 (expressed in US dollars)



                                                                                      Common stock       Common stock
[note 11]                                                                              # of shares            $
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                             8,195,000         6,761,483
Issuance of common stock pursuant to private placement                                     116,935           435,000
Issuance of common stock and warrants pursuant to
   a consulting agreement                                                                  100,000           162,500
Fair value of detachable warrants pursuant to convertible
   note private placement, net of financing costs                                               --                --
Intrinsic value of beneficial conversion feature pursuant to convertible
   note private placement                                                                       --                --
Repurchase of beneficial conversion feature on partial redemption
   of outstanding convertible notes                                                             --                --
Issuance of common stock on partial conversion of
   outstanding convertible notes                                                            67,741            57,500
Cancellation of common stock                                                               (12,000)          (72,000)
Stock based compensation                                                                        --                --
Net loss                                                                                        --                --
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                                             8,467,676         7,344,483
Fair value of detachable warrants pursuant to convertible debenture
   private placement, net of financing costs                                                    --                --
Intrinsic value of beneficial conversion feature pursuant to convertible
   debenture private placement                                                                  --                --
Issuance of common stock on partial conversion of outstanding convertible
   notes and debentures                                                                    960,640           413,664
Repurchase of beneficial conversion feature on partial redemption of
   outstanding convertible notes                                                                --                --
Intrinsic value of beneficial conversion feature pursuant to convertible
   notes private placement                                                                      --                --
Cumulative effect of change in accounting principle                                             --                --
Issuance of common stock for shares granted under the employee stock option plan            92,944            27,260
Issuance of common stock pursuant to exercise of employee stock options                    600,000           173,993
Issuance of common stock pursuant to a consulting agreement                                 10,000             9,690
Stock based compensation                                                                        --                --
Net loss                                                                                        --                --
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                                                              10,131,260         7,969,090
=====================================================================================================================

                                                                                                         Retained         Total
                                                                                                         earnings     shareholders'
                                                                                       Additional      (accumulated      equity
                                                                                     paid-in capital     deficit)     (deficiency)
[note 11]                                                                                  $                 $              $
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                              261,277       (4,259,711)       2,763,049
Issuance of common stock pursuant to private placement                                         --               --          435,000
Issuance of common stock and warrants pursuant to
   a consulting agreement                                                                  81,000               --          243,500
Fair value of detachable warrants pursuant to convertible
   note private placement, net of financing costs                                         455,546               --          455,546
Intrinsic value of beneficial conversion feature pursuant to convertible
   note private placement                                                               2,751,061               --        2,751,061
Repurchase of beneficial conversion feature on partial redemption
   of outstanding convertible notes                                                    (1,089,166)              --       (1,089,166)
Issuance of common stock on partial conversion of
   outstanding convertible notes                                                               --               --           57,500
Cancellation of common stock                                                                   --               --          (72,000)
Stock based compensation                                                                  143,025               --          143,025
Net loss                                                                                       --       (8,333,443)      (8,333,443)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                                            2,602,743      (12,593,154)      (2,645,928)
Fair value of detachable warrants pursuant to convertible debenture
   private placement, net of financing costs                                              298,778               --          298,778
Intrinsic value of beneficial conversion feature pursuant to convertible
   debenture private placement                                                            190,000               --          190,000
Issuance of common stock on partial conversion of outstanding convertible
   notes and debentures                                                                        --               --          413,664
Repurchase of beneficial conversion feature on partial redemption of
   outstanding convertible notes                                                          (31,551)              --          (31,551)
Intrinsic value of beneficial conversion feature pursuant to convertible
   notes private placement                                                                 32,182               --           32,182
Cumulative effect of change in accounting principle                                      (765,546)              --         (765,546)
Issuance of common stock for shares granted under the employee stock option plan               --               --           27,260
Issuance of common stock pursuant to exercise of employee stock options                        --               --          173,993
Issuance of common stock pursuant to a consulting agreement                                    --               --            9,690
Stock based compensation                                                                   95,408               --           95,408
Net loss                                                                                       --         (541,552)        (541,552)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                                                              2,422,014      (13,134,706)      (2,743,602)
====================================================================================================================================

See accompanying notes

                       Stockgroup Information Systems Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          [See Note 1 - Nature of Business and Basis of Presentation]

Year ended December 31                                 (expressed in US dollars)

                                                                                          2001             2000
                                                                                            $                $
------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                                                (541,552)       (8,333,443)
Add (deduct) non-cash items
   Amortization                                                                          191,632           203,961
   Amortization of deferred financing costs                                                8,818           244,763
   Bad debt expense                                                                      (27,299)          730,643
   Loss on disposition of property and equipment                                           8,759                --
   Effective interest on convertible notes and debentures                                401,093         3,633,062
   Extraordinary gain on redemption of convertible notes and debentures                  (58,701)       (1,048,373)
   Cumulative effect of change in accounting principle                                  (413,546)               --
   Gain on warrants liability                                                           (242,000)               --
   Common stock issued for services                                                        9,690           243,500
   Stock based compensation                                                              122,668           143,025
------------------------------------------------------------------------------------------------------------------
                                                                                        (540,438)       (4,182,862)
Net changes in non-cash working capital
   Marketable securities                                                                  (4,729)          (17,085)
   Accounts receivable                                                                    73,004          (166,284)
   Prepaid expenses                                                                       55,662           771,096
   Accounts payable                                                                     (437,160)           51,633
   Accrued payroll liabilities                                                           (46,706)           67,675
   Accrued interest on notes payable                                                       8,490                --
   Interest on convertible notes and debentures                                          170,834                --
   Deferred revenue                                                                      (57,043)          (48,558)
------------------------------------------------------------------------------------------------------------------
Cash used in operating activities                                                       (778,086)       (3,524,385)
------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net proceeds from issuance of common stock                                               173,993           435,000
Net proceeds from issuance of convertible notes and debentures                           479,960         2,870,000
Net proceeds from issuance of notes payable                                              100,347                --
Repayments of convertible notes and debentures                                          (181,000)         (862,500)
Repayment of capital lease obligation                                                     (5,741)               --
Repayments of bank indebtedness, net                                                      (8,222)           (6,701)
(Repayments to) advances from shareholders                                                    --            31,973
------------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                                                    559,337         2,467,772
------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of property and equipment                                                        (7,103)         (280,846)
Proceeds on disposition of property and equipment                                         31,107                --
------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities                                           24,004          (280,846)
------------------------------------------------------------------------------------------------------------------

Decrease in cash and cash equivalents                                                   (194,745)       (1,337,459)
Cash and cash equivalents, beginning of year                                             321,363         1,658,822
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                   126,618           321,363
==================================================================================================================

Supplemental disclosure of cash flow information
Interest paid                                                                             24,170            33,000
Income taxes paid                                                                             --                --
==================================================================================================================

See accompanying notes

NOTES TO FINANCIAL STATEMENTS - YEAR ENDED DECEMBER 31, 2001

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Stockgroup Information Systems Inc. (the "Company") is a financial media and technology company that provides various financial software solutions, tools, content and services to media, corporate, and financial services companies. The Company employs proprietary technologies that enable its clients to provide financial data streams and news combined with fundamental, technical, productivity, and disclosure tools to their customers, shareholders, and employees in a cost effective manner. The Company also provides Internet communications products for publicly traded companies and an online research center for the investment community through its www.smallcapcenter.com financial web site.

The Company was incorporated under the laws of Colorado on December 6, 1994. The Company previously operated under the name Stockgroup.com Holdings, Inc. until its name was changed in accordance with the relevant provisions of the Colorado Business Corporations Act and pursuant to shareholder approval received at the Company's annual general meeting held September 20, 2001.

The financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company incurred an operating loss of $673,231 for the year ended December 31, 2001 [2000 - $5,551,984], and had a working capital deficiency of $3,003,364 as at December 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company experienced a significant reduction in cash used in operations from $3,524,385 in 2000 to $778,086 in 2001 as a result of restructuring activities initiated in 2001. Management has undertaken a number of key initiatives to strengthen its capital structure and to achieve profitable operations subsequent to December 31, 2001 (Note 15). The Company has restructured the terms of its 8% convertible notes due March 31, 2002 such that the prepayment penalty of $288,600 and accrued interest of $296,636 will be waived and $1,524,000 of the outstanding principal is not due until February 6, 2004. The Company has negotiated the conversion into common shares of the remaining $200,000 principal and accrued interest on its 3% convertible debentures. The Company has also raised an additional $400,000 in a private placement to finance ongoing operations. Although the Company has taken steps to achieve profitable operations in 2002, there are no assurances that the Company will be successful in achieving its goals.

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (cont'd.)

In view of these conditions, the ability of the Company to continue as a going concern is uncertain and dependent upon achieving a profitable level of operations and, if necessary, on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Stockgroup Media Inc. (British Columbia, Canada), Stockgroup Systems Ltd. (Nevada, United States) and 579818 B.C. Ltd. (British Columbia, Canada). All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

The Company generates its revenues from three primary sources: Public Company Solutions, Financial Software and Content Systems, and E-Business Solutions.

Public Company Solutions consist of small-scale web site development and maintenance, IntegratIR investor relations tools, monthly investor marketing programs, and online advertising. Revenue from small-scale web site development and periodic web site maintenance is recognized upon completion of the services provided no significant obligations remain and collection of the resulting receivable is probable. Revenues from IntegratIR, monthly investor marketing programs, and online advertising are recognized ratably over the contract life as the service is provided. Most of these services require an advance payment which is recorded as deferred revenue until the services have been provided.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Financial Software and Content Systems consists of real time, time delayed and wireless quotes and charts, company profiles, investment data and technical analysis. Revenue from set up fees, periodic maintenance fees and contractual monthly licensing fees for ongoing use of financial tools and content is recognized ratably over the contract term, which is typically twelve months.

E-Business Solutions consists of large scale, longer-term technology development, data aggregation, system design and development and project management services. Revenue from fixed price long term contracts is recognized on the percentage of completion method of contract accounting based on the ratio of actual costs incurred to total estimated contract costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Foreign exchange

The reporting currency and the functional currency of the Company is the U.S. dollar. The accounts of the Company's Canadian subsidiary are translated into U.S. dollars such that monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date and non-monetary items are translated at exchange rates prevailing at the transaction date. Operating revenues and expenses are translated at average exchange rates prevailing during the year. Any corresponding foreign exchange gains and losses are included in income.

Foreign currency transactions are translated into U.S. dollars at the rate of exchange in effect at the date of the transaction. Foreign currency balances of monetary assets and liabilities are translated using the rate of exchange in effect at the balance sheet date. Foreign exchange gains and losses on transactions during the year and on the year end translation of the accounts are included in income.

Fair value of financial instruments

The Company's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, bank indebtedness, accounts payable, notes payable, convertible notes, convertible debentures and capital lease obligation. Unless otherwise stated the fair value of the financial instruments approximates their carrying value.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term deposits with original maturities of ninety days or less and are recorded at amortized cost.

Marketable securities

Marketable securities consist of equity instruments held for trading and are recorded at fair value based on quoted market prices. Both realized and unrealized gains and losses are included in the statement of operations.

Deferred finance costs

Finance costs associated with the issuance of convertible notes and debentures are deferred and amortized over the term to earliest conversion. All finance costs have been amortized and included as interest expense in the statement of operations.

Property and equipment

Property and equipment are carried at cost. Amortization is provided using the straight line method over the assets estimated useful lives as follows:

     Computer equipment                                      5 years
     Computer software                                       2 years
     Office furniture and equipment                          5 years
     Leasehold improvements                                  Term of the lease

The Company changed its amortization policy in 2000 from the declining balance method to the straight line method. The cumulative effect of this change in accounting policy was not significant to the financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Product development costs

Product development costs other than those incurred during the application development stage are expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. Substantially all of the Company's product development costs are for ongoing operating and maintenance and have been expensed in the period incurred.

Advertising costs

Advertising costs are expensed in the period incurred and are included as a component of sales and marketing expenses. Advertising expense for the year ended December 31, 2001 was $nil [2000 - $1,112,000].

Income taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized.

Stock-based compensation

The Company accounts for fixed stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and has adopted the disclosure-only alternative of FASB Statement No. 123, Accounting for Stock-Based Compensation. Accordingly, compensation expense for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Earnings per share

Basic earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year. Diluted earnings (loss) per share reflects the dilutive potential of outstanding securities using the treasury stock method.

For the years ended December 31, 2001 and 2000, all of the Company's common shares issuable upon the exercise of stock options, warrants and other convertible securities were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions by owners. Comprehensive income comprises only net income for all years presented.

Recent pronouncements

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations" for a disposal of a segment of a business. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect that the adoption of the Statement will have a significant impact on its financial position and results of operations.

Comparative figures

Certain amounts in the 2000 consolidated financial statements have been reclassified to conform to the 2001 presentation.

3. CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and trade receivables.

The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. Amounts owing from two customers represented 12% and 12% respectively of the total accounts receivable balance in 2001. Amounts owing from two customers represented 31% and 11% respectively of the total accounts receivable balance in 2000. No other customers represented greater than 10% of the total balance in any other year.

4. PROPERTY AND EQUIPMENT

                                                                     Accumulated         Net book
                                                     Cost           amortization           value
                                                       $                  $                  $
--------------------------------------------------------------------------------------------------
2001
Computer equipment                                   531,682           299,841            231,841
Computer software                                    110,698           110,698                 --
Office furniture and equipment                       146,187            76,621             69,566
Leasehold improvements                                42,197            20,465             21,732
Assets under capital lease                            24,646             6,097             18,549
--------------------------------------------------------------------------------------------------
                                                     855,410           513,722            341,688
==================================================================================================

2000
Computer equipment                                   524,636           189,970            334,666
Computer software                                    107,138            65,700             41,438
Office furniture and equipment                       182,181            58,680            123,501
Leasehold improvements                                42,310            12,060             30,250
--------------------------------------------------------------------------------------------------
                                                     856,265           326,410            529,855
==================================================================================================

5. BANK INDEBTEDNESS

Bank indebtedness consists of a demand loan which bears interest at prime plus 1%, is repayable in blended monthly principal and interest payments of $591, and is due December 31, 2002. Interest expense for the year ended December 31, 2001 was $800 [2000 - $1,300]

The Company also has an approved demand operating line of credit of $100,000 bearing interest at prime plus 1/4%. Interest expense for the year ended December 31, 2001 was $10,700 [2000 - $8,600].

The demand loan and the operating line of credit are collateralized by a general security agreement on all assets of the Company. The weighted average effective prime rate for 2001 was 5.81% [2000 - 7.23%].

6. CAPITAL LEASE OBLIGATION

On May 3, 2001, the Company entered into a three year lease agreement for computer equipment requiring monthly payments of $790 (Cdn$1,260). The obligation at December 31 is as follows:

                                                            2001          2000
                                                              $             $
--------------------------------------------------------------------------------

Total future lease payments                                20,787            --
Less interest (effective rate during 2001 - 8%)            (1,882)           --
--------------------------------------------------------------------------------
                                                           18,905            --

Less current portion                                       (7,674)           --
--------------------------------------------------------------------------------
                                                           11,231            --
================================================================================

The following capital lease payments are required over the next three years:

                                                                             $
--------------------------------------------------------------------------------

2002                                                                       7,674
2003                                                                       8,311
2004                                                                       2,920
--------------------------------------------------------------------------------
                                                                          18,905
================================================================================

7. NOTES PAYABLE

The following table summarizes the activity under various agreements:

                                                             2001        2000
                                                               $           $
-------------------------------------------------------------------------------

16% Notes payable, maturing July 31, 2002
   Principal                                               100,347          --
   Accrued interest                                          8,490          --
--------------------------------------------------------------------------------
Total notes payable                                        108,837          --
================================================================================

On May 8, 2001 the Company entered into a Securities Purchase Agreement with an individual related to a Director and Officer of the Company to issue $32,375 (Cdn$50,000) of secured unregistered 16% debentures. The debentures mature on July 31, 2002. Interest accrues on the debentures at the rate of 16% per annum, and is payable at the end of each calendar quarter and at maturity. Investors may also choose to receive all accrued interest on the maturity date in lieu of the quarterly payments of interest. The investor has been granted a second floating charge over all of the Company's property, assets, and rights as security for the amount borrowed by the Company.

On May 10, 2001, the Company entered into a Securities Purchase Agreement with a related party investor to issue a further $35,000 of secured unregistered 16% debentures under the same terms as those issued May 8.

On July 16, 2001, the Company entered into a Securities Purchase Agreement with a Director and Officer of the Company to issue a further $32,972 (Cdn$50,000) of secured unregistered 16% debentures under the same terms as those issued May 8.

8. CONVERTIBLE NOTES

                                                         2001             2000
                                                           $                $
--------------------------------------------------------------------------------

8% Convertible notes, maturing March 31, 2002
   Principal                                         1,924,000        2,200,000
   Prepayment premium                                  288,600          330,000
   Accrued interest                                    296,636          132,000
--------------------------------------------------------------------------------
                                                     2,509,236        2,662,000
================================================================================

On April 3, 2000, the Company entered into a Convertible Note Purchase Agreement with two unaffiliated investors to issue unsecured 8% Convertible Notes ("notes") and 5-year Callable Warrants ("warrants") for gross proceeds of $3 million.

The notes mature on March 31, 2002 and became convertible into common shares after July 31, 2000. The notes may only be converted if the Company does not make payment on a lender's prepayment request, or if the Company seeks to prepay the notes. The initial conversion price for the notes was $3.72. Prepayments on the notes were subject to a tiered prepayment schedule such that all prepayments after July 31, 2000 are payable at 115% of the principal. Interest accrues on the notes at the rate of 8% per annum, and is payable on each conversion date and at maturity. Interest may be paid in the form of cash or shares at the Company's option. The lenders had the right to put back to the Company up to 25% of the unconverted amount of the notes during any 30-day period after July 31, 2000. By November 30, 2000, the lenders had the right to put back to the Company 100% of the unconverted amount of the notes. Upon the lenders' exercise of such right, the Company has the option of prepaying the portion of the notes sought to be converted, such prepayment to be in accordance with the tiered prepayment schedule set forth above. If the Company does not make such a prepayment within 10 days after its receipt of a put notice, the conversion rate of the notes and any accrued interest changes to the lesser of (a) the initial conversion price of $3.72, and (b) 88% of the average of the 5 lowest closing prices of the Company's common shares during the 30 trading days prior to the date of conversion.

In the event the notes are not prepaid or converted prior to March 21, 2002, they will automatically convert on maturity to common shares at the lesser of
(a) the initial conversion price of $3.72, and (b) 88% of the average of the 5 lowest closing prices of the Company's common shares during the 30 trading days prior to the date of maturity.

8. CONVERTIBLE NOTES (cont'd.)

The warrants permit the holders to acquire up to 181,818 common shares at an exercise price of $3.30 at any time up to March 31, 2005. The warrants may be called by the Company, at a purchase price of $.01 per underlying share, if the stock price of the Company's common shares exceeds $6.51 for any 20 consecutive trading days after the effective date of the registration statement, provided that the holders have the right to exercise the warrants within 30 days after their receipt of such a call.

The exercise price of the warrants is adjusted upon the occurrence of certain events, including the issuance of equity or convertible instruments exchangeable into common shares at a price below the market value of the common shares at the time of issuance and the exercise price of the warrants. In certain circumstances, the holders of the warrants could elect on exercise to satisfy their obligation to pay the cash exercise price to the Company by accepting a lesser number of common shares.

The gross proceeds of $3 million was allocated to the convertible notes and warrants based on the relative fair value of each security at the time of issuance. Accordingly, in 2000, $2.7 million was allocated to the notes and $300,000 was allocated to the 181,818 lender warrants. The fair value of the warrants was estimated using the Black-Scholes option pricing model. The $300,000 discount for the warrants and the 15% prepayment premium of $450,000 was accrued and recorded as interest expense over the original eight month term to earliest conversion.

The terms of the convertible notes provide the lenders with an `in-the-money' variable conversion rate. A beneficial conversion feature on the convertible notes was calculated at issuance based on the difference between the effective conversion price of the allocated proceeds and the market price of the common stock. The original amount of the beneficial conversion feature was $281,588 at inception, however, because of the variability of the conversion ratio, it is remeasured each reporting period until conversion, extinguishment or maturity. As at December 31, 2000, the accumulated beneficial conversion feature on the outstanding principal and accrued interest amounted to $2,751,061. This amount was recorded as interest expense in 2000. The remeasurement of the beneficial conversion feature in 2001 has not resulted in any change to the amount previously calculated in 2000.

The Company paid $130,000 in cash for financing costs and issued additional warrants to the placement agent to acquire up to 90,909 common shares on the same terms as the warrants issued to the lenders. The financing costs were allocated to the notes and lender warrants in the same relative fair value manner. The fair value of the placement agent warrants amounted to $187,273 and was estimated using the same Black-Scholes pricing assumptions as the lender warrants.

8. CONVERTIBLE NOTES (cont'd.)

On August 10 and 17, 2000 respectively, the two note holders exercised their rights to put 25% of the notes, or $750,000 back to the Company. The Company extinguished the $750,000 principal, the $112,500 put premium and the $22,290 in accrued interest for cash of $884,790. The cash redemption resulted in a $1,048,373 extraordinary gain, which included the repurchase of the beneficial conversion feature at the date of extinguishment in the amount of $1,089,166 net of $40,793 in deferred financing costs.

On November 14, 2000, one of the note holders converted principal of $50,000 plus prepayment premium and accrued interest into 67,741 common shares.

On January 19, 2001, the exercise price and the number of callable warrants outstanding were adjusted as a result of the 3% convertible debentures and warrants described in note 9 being offered at a lower exercise price. The exercise price was decreased from $3.30 to $3.00 and the number of callable warrants were increased from 272,727 to 300,000 [Note 11[d]].

On February 6, 2001, one of the note holders converted principal of $25,000 plus prepayment premium and accrued interest into 67,508 common shares.

On June 28, 2001, one of the note holders converted principal of $70,000 plus prepayment premium and accrued interest into 284,305 common shares.

On September 30, 2001, the Company extinguished a total of $181,000 in principal to one of the note holders. This extinguishment was made pursuant to an agreement whereby the note holder would refer business to the Company and the proceeds of such business would be used to repay the principal amount outstanding. These cash redemptions resulted in a $58,701 extraordinary gain at the date of extinguishment consisting of the repurchase of the beneficial conversion feature of $31,551 and the elimination of the prepayment premium of $27,150.

At December 31, 2001 holders of the convertible notes have the right to immediately convert $855,000 of the notes, in whole or in part, into common shares of the Company at any time. The holders also have the right to put the remaining $1,069,000 to the Company at any time, in whole or in part, after which they may convert the amount of the notes subject to each put notice into common shares 10 days after each put notice.

On February 6, 2002 the Company and the two lenders reached an agreement to restructure the terms and conditions of the 8% convertible notes [Note 15[a]].

9. CONVERTIBLE DEBENTURES

                                                               2001        2000
                                                                 $           $
--------------------------------------------------------------------------------

3% Convertible debentures, maturing December 31, 2003
   Principal                                                 200,000          --
   Unamortized warrants discount                             (84,013)         --
   Unamortized beneficial conversion feature                 (51,490)         --
   Accrued interest                                            6,198          --
--------------------------------------------------------------------------------
                                                              70,695          --
================================================================================

On January 19, 2001, the Company entered into a Securities Purchase Agreement with unaffiliated investors to issue $500,000 of unsecured 3% convertible debentures ("debentures"), and 4-year warrants ("warrants").

The debentures mature on December 31, 2003 and are convertible into common shares at any time. The maximum and minimum conversion prices for the debentures are $1.00 and $0.50 respectively. The actual conversion price of the debentures will be determined upon receipt of a conversion notice and will be lessor of (a) the maximum conversion price, or (b) 80% of the 2 lowest closing prices of the Company's common shares during the 10 trading days prior to the date of conversion, but in no case less than the minimum conversion price. Interest accrues on the debentures at the rate of 3% per annum, and is payable on each conversion date, at the end of each calendar quarter and at maturity. Interest may be paid in the form of cash or shares at the Company's option.

The warrants were issued on a pro-rata basis, with each debenture holder receiving one Series A warrant for each dollar of debentures purchased and three Series B warrants for each five dollars of debentures purchased. The exercise price of the warrants is $1.00 per share for the Series A warrants and $2.00 per share for the Series B warrants. The warrants permit the holders to acquire up to an aggregate of 800,000 common shares at any time up to December 31, 2004.

The maximum and minimum conversion prices of the debentures and the exercise price of the warrants are subject to adjustment upon the happening of certain events, such as the payment of a stock dividend, a stock split, a corporate merger or spin-off, or the issuance of securities at a price below the conversion price.

9. CONVERTIBLE DEBENTURES (cont'd.)

The gross proceeds of $500,000 have been allocated to the convertible debenture and the Series A and B warrants based on the relative fair value of each security at the time of issuance. Accordingly, $190,000 was allocated to the notes and $310,000 was allocated to the Series A and B warrants in aggregate. The fair value of the warrants was estimated using the Black-Scholes option-pricing model.

The terms of the convertible debenture provide the holders with an in-the-money variable conversion rate. A beneficial conversion feature on the convertible debenture of $190,000 has been recognized, and will be subject to remeasurement each reporting period until conversion, extinguishment or maturity. As of December 31, 2001, the remeasurement of the beneficial conversion feature has not resulted in any change to the original amount calculated on the date of issuance.

The beneficial conversion feature and the debt discount are subject to accretion over the term to maturity of the debenture.

On July 17, 2001, one of the debenture holders converted principal of $300,000 plus accrued interest into 608,827 common shares. This conversion resulted in the immediate recognition of $254,554 in interest expense related to the previously unamortized debt discount and beneficial conversion feature.

On March 15, 2002, the Company and the 3% convertible debenture holders agreed to an amendment to the original Securities Purchase Agreement [Note 15[b]].

10. WARRANTS LIABILITY AND CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE

The Emerging Issues Task Force Abstract No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock ("EITF 00-19") became applicable to the Company's warrants on June 30, 2001. Since the number of shares issuable in the event of exercise of the callable warrants is not currently subject to an explicit limit, the Company's 300,000 callable and 800,000 other warrants were presented as a liability at their fair value as at June 30, 2001. The fair value of the warrants liability was estimated using the Black-Scholes option pricing model. The $413,546 difference between the previous carrying value of the warrants in additional paid in capital of $765,546 and their fair value at June 30, 2001 of $352,000 has been recorded as the cumulative effect of a change in accounting principle on prior periods. This $413,546 change in accounting principle has decreased the net loss per share for the year ended December 31, 2001 by $0.04.

The warrants liability will continue to be remeasured at fair value thereafter until such time as the number of shares issuable in the event of exercise of the callable warrants is fixed to an explicit limit. All future fair value remeasurements since the June 30, 2001 change in accounting principle will be recorded in the statement of operations. At December 31, 2001, the fair value of the warrants liability has decreased to $110,000 and resulted in a gain of $242,000.

11. SHARE CAPITAL

[a] Authorized

The Company is authorized to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. The authorized capital of the Company was increased from 50,000,000 shares of common stock to 75,000,000 shares of common stock pursuant to a vote of the shareholders at the Company's annual general meeting held September 20, 2001. No preferred stock are issued and outstanding in the years presented.

11. SHARE CAPITAL (cont'd.)

[b] Common stock

2001

The Company issued an aggregate of 960,640 common shares pursuant to conversions of convertible notes and debentures [notes 8 and 9].

On January 19, 2001, the Company issued warrants to purchase 800,000 common shares [note 9]. The fair value of the warrants issued, net of financing costs, amounted to $298,778 and was recorded as an increase to additional paid-in capital.

The Company issued an aggregate of 92,944 common shares directly to employees in consideration for past services resulting in a compensation expense and an increase in share capital of $27,260.

The Company issued an aggregate of 600,000 common shares to employees pursuant to the exercise of stock options for total proceeds of $173,993.

The Company issued 10,000 common shares in exchange for consulting services. The transaction was recorded at a fair value of $9,690 for the common shares based on the closing stock price on the January 18, 2001 date of the agreement.

2000

On August 17, 2000, the Company completed a private placement to an investor for the issuance of 116,935 common shares at $3.72 per share for net cash proceeds of $435,000.

On August 24, 2000, the Company issued 100,000 common shares and 100,000 warrants in exchange for consulting services. The exercise price of the warrants was $4.00. The transaction was recorded at a fair value of $162,500 for the common shares based on the closing stock price on the date of the agreement and $81,000 for the warrants which was estimated using the Black-Scholes option pricing model. On June 30, 2001, the 100,000 warrants were cancelled for no consideration [Note 11[d]].

11. SHARE CAPITAL (cont'd.)

[c] Stock options

1999, 2000 and 2001 Incentive Stock Option Plans

The Company's 1999 Incentive Stock Option Plan became effective March 11, 1999, and authorizes a total of 2,000,000 common shares for issuance.

The Company's 2000 Incentive Stock Option Plan became effective on November 10, 2000, and authorizes a total of 500,000 common shares for issuance.

The Company's 2001 Incentive Stock Option Plan became effective September 20, 2001, and authorizes a total of 1,000,000 common shares for issuance.

The 1999, 2000 and 2001 Incentive Stock Option Plans (collectively the "Plans") entitles directors, employees and consultants to purchase common shares of the Company.

Options issued generally begin vesting one year after the date of grant, at which time vesting occurs in equal instalments of one-fifth of the grant total per year for a period of five years. Options immediately become exercisable once vested. Any options that do not vest as the result of a grantee leaving the Company are forfeited and the common shares underlying them are returned to the reserve. The Board has the authority to vary the vesting provisions of grants at its discretion.

11. SHARE CAPITAL (cont'd.)

Activity under the Plans is set forth below:

                                                                   Options Outstanding
                                                     -----------------------------------------------
                                    Shares                                               Weighted
                                 available for        Number of         Price per         average
                                     grant             shares             share       exercise price
----------------------------------------------------------------------------------------------------
Balance at December 31, 1999        216,700          1,783,300        $0.01 - 4.44         $1.80
Additional shares authorized        500,000                 --                  --            --
Options granted                    (586,500)           586,500        $0.59 - 4.36         $1.79
Options forfeited                   383,800           (383,800)       $0.94 - 4.34         $2.28
----------------------------------------------------------------------------------------------------
Balance at December 31, 2000        514,000          1,986,000        $0.01 - 4.44         $1.70
Additional shares authorized      1,000,000                 --                  --            --
Options granted                  (2,184,644)         2,184,644        $0.12 - 3.58         $0.29
Options forfeited                 1,061,800         (1,061,800)       $0.20 - 4.44         $1.49
Options exercised                        --           (692,944)       $0.14 - 3.58         $0.34
----------------------------------------------------------------------------------------------------
Balance at December 31, 2001        391,156          2,415,900        $0.01 - 2.75         $0.91
====================================================================================================

The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of December 31, 2001 are as follows:

                                    Options Outstanding                   Options Exercisable
                          -----------------------------------------     --------------------------
                                         Weighted
                                          average         Weighted                       Weighted
                          Number of      remaining         average                        average
Range of                   shares       contractual       exercise        Shares         exercise
exercise prices          outstanding   life (years)         price       exercisable        price
----------------------------------------------------------------------------------------------------
$0.01 - 0.49            1,265,700           5.16            $0.20        227,500           $0.31
$0.50 - 0.99              583,200           2.80            $0.91        319,920           $0.94
$1.00 - 2.75              567,000           3.16            $2.50        255,000           $2.49
----------------------------------------------------------------------------------------------------
                        2,415,900           4.12            $0.91        802,420           $1.26
====================================================================================================

For the year ended December 31, 2001 the Company recorded $122,668 [2000 - $143,025] in stock based compensation expense. Of this total, $95,408 [2000 - $128,925] is a result of options granted to an employee in 1999 with an exercise price less than the market price of the common stock on the date of grant. The remaining $27,260 [2000 - $14,100] is a result of common shares granted to employees and options granted to consultants in exchange for services which have been measured at fair value on the commitment date.

11. SHARE CAPITAL (cont'd.)

As at December 31, 2001, the Company has $82,127 [2000 - $177,535] in deferred compensation to be expensed in future periods based on the vesting terms of the underlying fixed plan options.

Pro forma disclosure of stock based compensation

Pro forma information regarding results of operations and earnings (loss) per share is required by FASB Statement No. 123 ("SFAS 123") for stock-based awards to employees as if the Company had accounted for such awards using a valuation method permitted under SFAS 123.

The fair value of the Company's stock-based awards granted to employees in 2001 and 2000 was estimated using the Black-Scholes option pricing model. The option pricing assumptions include a dividend yield of 0%, a weighted average expected life of 4.5 years [2000 - 4.2 years], a risk free interest rate of 4.45% [2000 - 5.41%] and an expected volatility of 216% [2000 - 205%]. The weighted average fair value of options granted during 2001 was $0.12 [2000 - $1.51]. For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying options. The effect on the Company's net loss and loss per share of applying SFAS 123 to the Company's stock-based awards to employees would approximate the following:

                                                      2001               2000
                                                        $                  $
--------------------------------------------------------------------------------

Net loss                                           (541,552)        (8,333,443)
Compensation expense                               (380,148)          (778,095)
--------------------------------------------------------------------------------
Pro forma net loss                                 (921,700)        (9,111,538)
================================================================================

Basic and diluted loss per share
As reported                                          (0.06)             (1.01)
Pro forma                                            (0.10)             (1.10)
================================================================================

11. SHARE CAPITAL (cont'd.)

[d] Warrants

As at December 31, 2001, common stock issuable pursuant to warrants outstanding is as follows:

                    Warrants                                              Warrants
                 Outstanding at   Warrants      Warrants   Warrants    Outstanding at    Exercise
                    January 1      Issued      Exercised   Cancelled     December 31       Price       Expiry
                        #             #            #           #               #             $          Date
------------------------------------------------------------------------------------------------------------------------
2000
Series 1 warrants      --         272,727          --          --           272,727         3.30    March 31, 2005
Series 2 warrants      --         100,000          --          --           100,000         4.00    August 24, 2002 , or
                                                                                                    August 24, 2001
                                                                                                    if registered
------------------------------------------------------------------------------------------------------------------------
                       --         372,727          --          --           372,727
========================================================================================================================

                    Warrants                                              Warrants
                 Outstanding at   Warrants      Warrants   Warrants    Outstanding at    Exercise
                    January 1      Issued      Exercised   Cancelled     December 31       Price       Expiry
                        #             #            #           #               #             $          Date
------------------------------------------------------------------------------------------------------------------------
2001
Series 1 warrants   272,727         27,273          --            --        300,000         3.00    March 31, 2005
Series 2 warrants   100,000             --          --       100,000             --           --    Cancelled
Series 3A warrants       --        500,000          --            --        500,000         1.00    December 31, 2004
Series 3B warrants       --        300,000          --            --        300,000         2.00    December 31, 2004
------------------------------------------------------------------------------------------------------------------------
                    372,727        827,273          --       100,000      1,100,000
========================================================================================================================

12. SEGMENTED INFORMATION

The Company operates in one industry segment and derives its revenue from the following services:

                                                           2001            2000
                                                             $               $
--------------------------------------------------------------------------------

Public company solutions                               1,643,023       2,550,373
Financial software and content systems                   580,409          87,728
E-business solutions                                     633,719       1,399,507
--------------------------------------------------------------------------------
                                                       2,857,151       4,037,608
================================================================================

Revenue from external customers, by country of origin, is as follows:

                                                           2001            2000
                                                             $               $
--------------------------------------------------------------------------------

Canada                                                 2,655,477       3,556,753
United States                                            201,674         480,855
--------------------------------------------------------------------------------
                                                       2,857,151       4,037,608
================================================================================

During 2001, the Company had one customer whose revenue represented 20% of total revenue. During 2000, the Company had three customers whose revenue represented 17%, 12% and 11% of total revenue, respectively.

Substantially all of the Company's property and equipment are located in Canada.

13. INCOME TAXES

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision (recovery) for income taxes before the extraordinary gain, at the United States federal statutory rate compared to the Company's income tax expense as reported is as follows:

                                                           2001           2000
                                                             $              $
--------------------------------------------------------------------------------

Tax expense (recovery) at U.S. statutory rates          (190,000)    (3,753,000)
Lower (higher) effective income taxes of
   Canadian subsidiary                                   (26,000)      (467,000)
Change in valuation allowance                           (852,000)     2,348,000
Change in opening valuation allowance for the
   reduction in future enacted tax rates               1,004,000             --
Non-deductible expenses                                   64,000      1,872,000
--------------------------------------------------------------------------------
Income tax provision (recovery)                               --             --
================================================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance for those deferred tax assets for which it is more likely than not that realization will not occur.

Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                           2001           2000
                                                             $              $
--------------------------------------------------------------------------------

Net operating loss carryforwards                       3,091,000      3,987,000
Property and equipment                                   149,000        105,000
--------------------------------------------------------------------------------
Total deferred tax assets                              3,240,000      4,092,000
Valuation allowance                                   (3,240,000)    (4,092,000)
--------------------------------------------------------------------------------
Net deferred tax assets                                       --             --
================================================================================

13. INCOME TAXES (cont'd.)

The net operating loss carryforwards expire as follows:

                                                                       $
--------------------------------------------------------------------------------

Canada
2006                                                             2,641,000
2007                                                             2,836,000
2008                                                               274,000
--------------------------------------------------------------------------------
                                                                 5,751,000
U.S.
2019                                                             1,173,000
2020                                                             1,494,000
2021                                                               249,000
--------------------------------------------------------------------------------
                                                                 2,916,000
--------------------------------------------------------------------------------

Total                                                            8,667,000
================================================================================

14. COMMITMENTS AND CONTINGENCIES

[a] The Company has operating lease commitments with respect to office premises with minimum annual payments as follows:

                                                                        $
      --------------------------------------------------------------------------

      2002                                                           192,000
      2003                                                           178,000
      2004                                                           246,000
      2005                                                           279,000
      2006                                                           157,000
      --------------------------------------------------------------------------
                                                                   1,052,000
      ==========================================================================

      Rental expense included in general and administrative expenses for the year ended December 31, 2001 was $289,000 [2000 - $371,000].

14. COMMITMENTS AND CONTINGENCIES (cont'd.)

[b] The Company is currently involved in litigation with a customer to collect amounts owing pursuant to a contract entered into in September, 2000. The defendant provided a $100,000 deposit and contracted the Company to provide certain lead generation services. The Company delivered the requested services throughout October and November, 2000, however, the defendant defaulted on all additional payments. The Company is suing the defendant for the $351,800 balance owing, plus interest and costs. The defendant has filed a statement of defense and counterclaim to recover the $100,000 deposit. As of December 31, 2001, no further action had been taken by either party and no court date has been set. Although management currently believes the outcome of the litigation will be in the Company's favour, they have not elected to aggressively pursue the litigation at this time. The Company has made no provision for the counterclaim in the financial statements and any settlement or final award will be reflected in the statement of operations as the litigation is resolved.

15. SUBSEQUENT EVENTS

[a] On February 6, 2002 the Company and the two lenders reached an agreement to restructure the terms and conditions of the 8% convertible notes. The lenders agreed to waive the 15% prepayment premium of $288,600 and the accrued interest to date of $296,636 and converted $100,000 of the principal balance due into 666,700 common shares of the Company at a conversion price of $0.15. The remaining principal balance due of $1,824,000 matures on February 6, 2004, is non-interest bearing and is convertible into common shares at any time at a fixed conversion rate of $0.50.

      If the lenders do not convert, $300,000 is to be repaid in cash. The first cash payment of $100,000 is due June 30, 2002 and the remaining $200,000 will be repaid in ten quarterly payments of $20,000 beginning September 30, 2002. In the event that the Company fails to make any of its scheduled cash payments, the conversion price will be immediately reduced to 88% of the average of the 5 lowest closing prices of the Company's common shares during the 30 trading days prior to the date of conversion.

      The maturity date of any outstanding balance not converted by February 6, 2004 will be extended for two years and the conversion price will be reduced to 88% of the average of the 5 lowest closing prices of the Company's common shares during the 30 trading days prior to the date of conversion.

15. SUBSEQUENT EVENTS (cont'd.)

[b] On March 15, 2002, the Company and the 3% convertible debenture holders agreed to an amendment to the original Securities Purchase Agreement. The debenture holders agreed to immediately convert the outstanding principal of $200,000 and accrued interest into common shares of the Company at the minimum conversion price of $0.50 and the Company agreed to modify the existing terms of the Series A and B warrants. The exercise price of the Series A warrants has been reduced from $1.00 to $0.25. The exercise price of the Series B warrants has been reduced from $2.00 to $0.50. The expiry date for both the Series A and B warrants has been extended to July 31, 2005.

[c] On March 25, 2002, the Company completed a private placement for 2,000,000 units at $0.20 per unit for cash proceeds of $400,000. Each unit consists of one common share and one share purchase warrant. The warrants are exercisable at any time for one year from the date of issuance at $0.25 per share.

                       STOCKGROUP INFORMATION SYSTEMS INC.

                               5,709,827 Shares of
                                  Common Stock

                              --------------------

                                   PROSPECTUS

                              --------------------

                                  June 28, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Colorado Law provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

      (a)   the person conducted himself or herself in good faith; and

      (b)   the person reasonably believed:

                  (I) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                  (II) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest.

The law also provides that a corporation may not indemnify a director:

      (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Indemnification permitted under Colorado law in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by its articles of incorporation, Colorado law provides that a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

Colorado law further provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

      (a) the director furnishes to the corporation a written affirmation of the director's good faith belief that he or she met the standard of conduct described in the law;

      (b) the director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

      (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under Colorado law.

A corporation may not indemnify a director under Colorado law unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in the law. A corporation may not advance expenses to a director unless authorized in the specific case after the written affirmation and undertaking required by the law are received and the determination required by the law has been made.

The determinations required by Colorado law shall be made:

      (a) by the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

      (b) if a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

Alternatively, the determination required to be made by the law may be made:

      (a) by independent legal counsel selected by a vote of the board of directors or the committee in the manner specified above or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

      (b)   by the shareholders.

Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of the expenses shall be made by the body that selected such counsel.

Colorado law also provides that, unless otherwise provided in the articles of incorporation:

      (a) an officer is entitled to mandatory indemnification, and is entitled to apply for court-ordered indemnification, in each case to the same extent as a director;

      (b) a corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

      (c) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

Colorado law further provides a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under Colorado law.

Our articles of incorporation provide that the board of directors has the power to:

(a) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right Stockgroup), by reason of the fact that he or she is or was a director, officer, employee or agent of Stockgroup or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in our best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

(b) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Stockgroup.com to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of Stockgroup or is or was serving at our request as a director, officer, employee or agent of Stockgroup request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in our best interests; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Stockgroup unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) Indemnify a director, officer, employee or agent of Stockgroup to the extent that such person has been successful on the merits in defense of any action, suit or proceeding referred to in subparagraph (a) or (b) above or in defense of any claim, issue, or matter therein, against expenses (including attorney's fees) actually and reasonable incurred by him or her in connection therewith.

(d) Authorize indemnification under subparagraph (a) or (b) above (unless ordered by a court) in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subparagraph (a) or (b). Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

(e) Authorize payment of expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized in subparagraph (d) above upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Stockgroup.

(f) Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Stockgroup or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity or arising our of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under the provision of our Articles of Incorporation.

The indemnification provided by our Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under the bylaws, any agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his or her official capacity and as to action in another while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

Our by-laws give effect to the foregoing provisions of our Articles of Incorporation.

We intend to enter into indemnification agreements with our directors and officers. These agreements provide, in general, that we will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of Stockgroup or its affiliates to the fullest extent permitted by Colorado law.

The Company intends to obtain liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of Stockgroup.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee                 $    75.18
Accounting Fees and Expenses                                        $ 5,000.00
Legal Fees and Expenses                                             $ 5,000.00
Miscellaneous                                                       $ 3,500.00
Total                                                               $13,575.18

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by us during the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act of 1933 (the "1933 Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed. All securities issued were restricted.

1. Pursuant to a Share Exchange and Share Purchase Agreement dated March 11, 1999, by and among I-Tech Holdings Group, Inc., 579818 B.C. Ltd., a British Columbia corporation of which I-Tech owns 100% of the issued and outstanding voting common stock, Stock Research Group, Inc. or SRG, a British Columbia corporation and all of the shareholders of SRG, being nine persons, 579818 B.C. Ltd. acquired all of the issued and outstanding common shares of SRG from the SRG Shareholders in consideration of the issuance by (i) 579818 B.C. Ltd. to the SRG Shareholders, on a pro-rata basis, of 3,900,000 Class A exchangeable shares and (ii) by I-Tech issuing to StockTrans, Inc. as trustee for the SRG Shareholders 3,900,000 shares of common stock to be held under the terms of an Exchange and Voting Agreement dated March 11, 1999 by and among I-Tech, the Trustee, 579818 B.C. Ltd. and the SRG Shareholders. These shares were issued to the trustee to hold for the SRG Shareholders pursuant to Regulation S promulgated under the 1933 Act.

2. On March 15, 1999, we issued 75,000 shares in exchange for consulting services. The transaction was recorded at a fair value of $450,000 based on the closing price of the stock on the day of the agreement. The issuances were made under Section 4(2) of the 1933 Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to us that the shares were being acquired for investment.

3. During the spring and summer of 1999, we completed a private placement under Regulation S to five Non -U.S. institutions and one Non-U.S. individual for the issuance of 900,000 common shares at $6.00 per share for net cash proceeds of $5,232,263.

4. On September 17, 1999 we completed a private placement under Regulation S with Southam, Inc. a media company in Canada for the issuance of 200,000 common shares in exchange for advertising services. The transaction was recorded at a fair value of $676,000 based on the closing price of the stock on the day of the agreement.

5. On April 3, 2000, we entered into a Convertible Note Purchase Agreement pursuant to which we obtained $3 million in a financing led by Deephaven Capital Management LLC, a subsidiary of Knight/Trimark. Amro International S.A., managed by Rhino Advisors was an additional lender in the funding. The funding included $3 million of 8% Convertible Notes, and 5 year Callable Warrants. The Notes are convertible into common stock only after July 31, 2000. The Notes may only have been converted if we did not make payment on a noteholder's prepayment request and were in receipt of a properly completed and executed conversion notice at any time thereafter, or if Stockgroup would have sought to prepay the notes. Interest would have been paid in the form of cash or registered stock, at our option. The warrants permit the holders to acquire up to 181,818 shares of common stock. The placement agent in the transaction received warrants to purchase 90,909 common shares on the same terms as the warrants issued to the lenders. The issuances were made under Section 4(2) of the 1933 Act and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to us that the shares were being acquired for investment. This agreement was restructured in February 2002, as described in item 12 below and in the Selling Shareholders section of this prospectus.

6. On August 17, 2000, Stockgroup completed a private placement with Mediastream Limited, a media company in Singapore, for the issuance of 116,935 shares at $3.72 each, for gross cash proceeds of $435,000. The issuances were made under Regulation S.

7. On August 24, 2000, Stockgroup completed a private placement with Continental Capital & Equity Corporation, a financial relations and direct marketing advertising firm in Canada, for the issuance of 100,000 shares and 100,000 warrants in exchange for publicity services. The transaction was recorded at a fair value of $162,500 for the shares based on the closing price of the stock on the day of the agreement and $81,000 for the warrants based on the fair value of the warrants under the Black-Scholes option pricing formula. The issuances were made under Regulation S and the shares deemed "restricted." On June 30, 2001 the warrants under this private placement were cancelled.

8. On January 18, 2001, we issued 10,000 common shares to Value Relations IR Services GmbH in exchange for consulting services. The transaction was recorded at a fair value of $9,690 for the common shares based on the closing stock price on the date of the agreement. The issuance was made under Regulation S.

9. On January 19, 2001, we closed a $0.5 million financing from a group of unaffiliated investors pursuant to a Securities Purchase Agreement, under
      Section 4(2). The funding included $0.5 million of 3% Convertible Debentures and 4-year warrants. The warrants were issued on a pro-rata basis, with each debenture-holder receiving 1 Series A warrant for each dollar of debentures purchased and 3 Series B warrants for each five dollars of debentures purchased. The debentures mature on December 31, 2003 and are convertible into common shares upon the earlier to occur of March 25, 2001, or the effective date of the registration of the shares issuable upon conversion of the debentures and exercise of the warrants.

      Stockgroup filed a registration statement on Form SB-2 for the investors' resale of the shares underlying the debentures, the shares issuable, if any, in payment of interest on the debentures, and the shares underlying the warrants, which registration statement became effective on April 4, 2001. There was no placement agent in the transaction.

10. On October 10, 2001, we issued 23,202 common shares under Regulation S to an employee resulting in a compensation expense and increase in share capital of $3,248.

11. On February 6, 2002, Amro International S.A. converted $23,340 of its convertible note into 155,600 common shares and Deephaven Private Placement Trading Ltd. converted $76,660 of its convertible note into 511,100 common shares, in transactions that were exempt under Section 3(a)(9).

12. On March 15, 2002, the remaining 3% debenture holders converted $200,000 of convertible debentures plus accrued interest into 413,808 common shares, in transactions that were exempt under section 3(a)(9).

13.   On March 16, 2002, we issued 250,000 warrants to a consultant under
      Section 4(2), each warrant having an exercise price of $0.30 and an expiry date of September 15, 2003.

14. On March 25, 2002, we completed a $0.4M financing with 22 unaffiliated investors pursuant to a Subscription Agreement under Section 4(2). The funding included 2,000,000 units consisting of one common share and one warrant each, at a price of $0.20 per units, plus 51,000 common shares at a price of $0.20 per share. The warrants have an exercise price of $0.25 and an expiry date of March 24, 2003. The 2,051,000 common shares were issued to the investors on April 1, 2002.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

The following Exhibits are either attached hereto incorporated herein by reference or will be filed by amendment:

                                  EXHIBIT INDEX

(A) EXHIBIT NUMBER          DESCRIPTION OF EXHIBIT AND FILING REFERENCE

2.1 Share Exchange and Share Purchase Agreement dated March 11, 1999, among I-Tech Holdings Group, Inc. (the "Registrant"), 579818 B.C. Ltd., Stock Research Group, Inc. ("SRG"), and the former shareholders of SRG effecting a change in control of Registrant. (incorporated by reference to the Exhibits filed with Form 8K filed March 19, 1999, Form 8K/A filed March 24, 1999 and Form 8K/A filed May 10, 1999)

3.1 Articles of Incorporation (incorporated by reference to the Exhibits filed with Form 10SB12G filed January 29, 1998, and Amendments to Articles of Incorporation filed herewith)

*3.2                        Amended and Restated Bylaws

4.1 1999 Stock Incentive Plan (incorporated by reference to the Exhibits filed with Form S-8 filed November 16, 1999)

4.2 Convertible Note Purchase Agreement, ("Note Purchase Agreement") dated March 21, 2000, among the Registrant, Deephaven Private Placement Trading Ltd. ("Deephaven") and Amro International, S.A. ("Amro") (incorporated by reference to Form SB-2 and Form SB-2/A filed May 26, 2000 and August 1, 2000 respectively)

4.3 Form of 8% Convertible Note issued to each of Deephaven and Amro pursuant to the Note Purchase Agreement (incorporated by reference to Form SB-2 and Form SB-2/A filed May 26, 2000 and August 1, 2000 respectively)

4.4 Form of Callable Warrant issued to Deephaven, Amro, and Jesup and Lamont Securities Corporation pursuant to the Note Purchase Agreement (incorporated by reference to Form SB-2 and Form SB-2/A filed May 26, 2000 and August 1, 2000 respectively)

4.5 Registration Rights Agreement, dated March 31, 2000, among the Registrant, Deephaven and Amro (incorporated by reference to Form SB-2 and Form SB-2/A filed May 26, 2000 and August 1, 2000 respectively)

4.6 Securities Purchase Agreement, dated January 19, 2001, among the Registrant and a group of unaffiliated investors (incorporated by reference to Form SB-2 and Form SB-2/A filed March 20, 2001 and April 3, 2001 respectively)

4.7 Form of 3% Convertible Debenture, dated January 19, 2001, among the Registrant and a group of unaffiliated investors (incorporated by reference to Form SB-2 and Form SB-2/A filed March 20, 2001 and April 3, 2001 respectively)

4.8 Form of Warrant, dated January 19, 2001, among the Registrant and a group of unaffiliated investors (incorporated by reference to Form SB-2 and Form SB-2/A filed March 20, 2001 and April 3, 2001 respectively)

4.9 Registration Rights Agreement, dated January 19, 2001, among the Registrant and a group of unaffiliated investors (incorporated by reference to Form SB-2 and Form SB-2/A filed March 20, 2001 and April 3, 2001 respectively)

**5.1 Opinion of Faegre & Benson LLP, regarding the legality of the securities being registered

9.1 Exchange and Voting Agreement dated March 11, 1999, among the Registrant, 579818 B.C. Ltd., SRG and the individual signatories thereto, incorporated by reference to the Exhibits filed with Form 8K filed on March 19, 1999

*10.2 Employment Agreement, dated August 1, 1998, between the Registrant and Leslie Landes.

16.1 Letter regarding change in certifying accountant (incorporated by reference to Exhibits filed with Form 8K filed July 9, 1999)

21.1 Subsidiaries of the Company (incorporated by reference to Exhibits filed with Form 10KSB/A filed May 1, 2000)

**23.1                      Consent of Faegre & Benson LLP (included in Exhibit
                            5.1)

**23.5                      Consent of Ernst & Young LLP

----------
*     Previously filed.

**    Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULES

Financial Statement Schedules omitted because the information is included in the Financial Statements of notes thereto.

ITEM 28. UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on June 28, 2002.

STOCKGROUP INFORMATION SYSTEMS INC.

By: /s/ Marcus New
    -------------------------------
Marcus New, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Marcus New                                       Dated: June 24, 2002
--------------------------------------
Marcus New, Chief Executive Officer,
Chairman of the Board

/s/ David Gillard                                    Dated: June 24, 2002
--------------------------------------
David Gillard, Chief Financial Officer,
Treasurer, Secretary

/s/ Leslie Landes                                    Dated: June 24, 2002
--------------------------------------
Leslie Landes, President and Chief
Operating Officer, Director

/s/ Craig Faulkner                                   Dated: June 24, 2002
--------------------------------------
Craig Faulkner, Director